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                                                               EXHIBIT 11 (c)(1)




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                          AGREEMENT AND PLAN OF MERGER



                                      AMONG


                               CAMBREX CORPORATION

                           BW ACQUISITION CORPORATION

                               BIOWHITTAKER, INC.








                           Dated as of August 22, 1997




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                                TABLE OF CONTENTS


                                                                    Page

1.  THE OFFER..........................................................2

2.  THE MERGER.........................................................4
    2.1    Merger......................................................4
    2.2    Effect of Merger............................................5
    2.3    Conversion of Shares........................................5
    2.4    Stock Options...............................................5
    2.5    Consummation of the Merger..................................6
    2.6    Dissenters' Rights..........................................6
    2.7    Payment for Shares and Options..............................7
    2.8    Closing of the Company's Transfer Books.....................8

3.  REPRESENTATIONS AND WARRANTIES.....................................9
    3.1    Representations and Warranties of Parent and the Purchaser..9
    3.2    Representations and Warranties of the Company..............11

4.  COVENANTS.........................................................22
    4.1    Acquisition Transactions...................................22
    4.2    Interim Operations.........................................24
    4.3    Access and Information.....................................26
    4.4    Certain Filings, Consents and Arrangements.................26
    4.5    Reasonable Best Efforts....................................26
    4.6    Public Statements..........................................27
    4.7    Stockholder Approval.......................................27
    4.8    Stockholder Litigation.....................................29
    4.9    Indemnification, Exculpation and Insurance.................29
    4.10   Amendment of Rights Agreement..............................30
    4.11   Borrowings under the Loan Agreement........................30

5.  CONDITIONS........................................................30
    5.1    Conditions to the Obligations of Parent, the Purchaser and
           the Company ...............................................30
    5.2    Conditions to the Obligations of Parent and the Purchaser..31
    5.3    Conditions to the Obligations of the Company...............31
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6.  MISCELLANEOUS.....................................................32
    6.1    Termination................................................32
    6.2    Non-Survival of Representations, Warranties and Agreements.34
    6.3    Amendment and Waiver.......................................34
    6.4    Entire Agreement...........................................34
    6.5    Definitions................................................35
    6.6    Applicable Law.............................................35
    6.7    Headings...................................................35
    6.8    Notices....................................................35
    6.9    Counterparts...............................................36
    6.10   Severability...............................................36
    6.11   Parties in Interest; Assignment............................37
    6.12   Fees and Expenses..........................................37
    6.13   Specific Performance.......................................38


Annex A           Certain Conditions of the Offer

Exhibit A         Persons Party to the Stockholder Agreement

Schedule 2.2      Offices of the Surviving Corporation


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                          AGREEMENT AND PLAN OF MERGER


        AGREEMENT AND PLAN OF MERGER dated as of August 22, 1997 by and among Cambrex Corporation, a Delaware corporation ("Parent"), BW Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (the "Purchaser"), and BioWhittaker, Inc., a Delaware corporation (the "Company").

        WHEREAS, the respective Boards of Directors of the Parent, the Purchaser and the Company each has determined that it is fair to, and in the best interests of, their respective stockholders for Parent to acquire the Company pursuant to a merger (the "Merger") in which the Purchaser shall be merged with and into the Company pursuant to this Agreement;

        WHEREAS, as a condition of the willingness of the Parent to enter into this Agreement, those Persons (as defined in Section 6.5) set forth on Exhibit A hereto, as the holders of shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), have entered into two separate but substantially identical Stockholder Agreements, each dated as of the date hereof (collectively, the "Stockholder Agreement") with the Parent, which provide, among other things, that, subject to the terms and conditions thereof, each such Person will tender such Person's shares of Common Stock in the Offer (as defined below) and vote such shares of Common Stock in favor of the Merger and the approval and adoption of this Agreement;

        WHEREAS, as a condition of the willingness of the Parent to enter into this Agreement (i) the participants of the BioWhittaker, Inc. Supplemental Executive Retirement Plan (the "SERP") have executed an agreement consenting to the termination of the rabbi trust established under the SERP (the "Trust") prior to the payment of any benefits under such Trust and the establishment of a new rabbi trust which was funded prior to execution to this Agreement by the Company with 120,344 shares of Common Stock, (ii) pursuant to that agreement, the other 179,656 shares of Common Stock previously held by the Trust will be returned to the Company and will be canceled and (iii) all other amounts accrued or contributed to the Trust pursuant to Article V of the SERP will be transferred to the new rabbi trust;

        WHEREAS, in furtherance thereof, the Parent proposes that the Purchaser make an offer to purchase for cash all of the issued and outstanding shares of Common Stock of the Company, and all associated rights, at a price of $11.625 per share net to the seller;
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        WHEREAS, the Boards of Directors of the Parent, the Purchaser and the
Company have approved the Merger following the expiration of such offer, upon the terms and subject to the conditions set forth herein;

        NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:


                                  1. THE OFFER

        1.1 The Offer. (a) As promptly as practicable, but in no event later than five business days after the public announcement of the execution of this Agreement, the Purchaser shall, and the Parent shall cause the Purchaser to, commence a tender offer (the "Offer") to purchase for cash all of the issued and outstanding shares of Common Stock (the "Shares"), together with the associated rights, if any, to purchase Series A participating Cumulative Preferred Stock, par value $.01 per share ("Series A Shares"; and together with the Shares, the "Securities") at a price of not less than $11.625 per Security net to the seller in cash; it being understood that the Offer will not apply to the 179,656 Shares (or associated rights) previously held by the Trust which are being returned to the Company and canceled as described in the third recital to this Agreement. The obligations of the Purchaser and the Parent to consummate the Offer and to accept for payment and purchase the Securities tendered shall be subject only to the conditions set forth in Annex A hereto. The Purchaser shall not without the Company's prior written consent reduce the price per Security or the number of Securities sought to be purchased or modify the form of consideration to be received by holders of the Securities in the Offer, increase the condition (the "Minimum Condition") set forth in clause (i) of the first sentence of Annex A hereto, impose additional conditions to the Offer or amend any term of the Offer in a manner materially adverse to the holders of the Securities. Subject only to the conditions of the Offer set forth in Annex A, the Purchaser shall, and the Parent shall cause the Purchaser to, pay for all of the Securities validly tendered and not withdrawn pursuant to the Offer as soon as legally permissible.

        (b) As soon as practicable on the date the Offer is commenced, the Parent and the Purchaser will file with the Securities and Exchange Commission (the "Commission") a Tender Offer Statement on Schedule 14D-1 (together with all supplements or amendments thereto, and including all exhibits, the "Offer Documents"). The Parent and the Purchaser shall give the Company and its counsel a reasonable opportunity to review the Offer Documents prior to the filing of the Offer Documents with the Commission or to the dissemination of the Offer Documents to the stockholders of the


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Company. The Parent and the Purchaser will furnish the Company and its counsel in writing with any comments that the Parent, the Purchaser or their counsel may receive from the Commission or its staff with respect to the Offer Documents, promptly after receipt of such comments.

        1.2 Company Action. (a) In connection with the Offer, the Company shall cause its transfer agent to furnish the Purchaser with mailing labels, security position listings and any available listings or computer files containing the names and addresses of record holders of the Shares as of a recent date, and shall furnish to the Purchaser such information and assistance as the Parent or the Purchaser may reasonably request in communicating the Offer to the Company's stockholders. Except for such steps as are necessary to disseminate the Offer Documents, Parent and the Purchaser shall hold in confidence the information contained in such labels, listings and filings, will use such information only in connection with the Offer and, if this Agreement is terminated, will, upon the request of the Company deliver or cause to be delivered to the Company all copies of such information then in its possession or in the possession of its agents or representatives.

        (b) The Company hereby consents to the Offer and represents that the Board of Directors of the Company (at a meeting duly called and held at which a quorum was present) as part of its approval of this Agreement has (i) approved the making of the Offer, (ii) determined that each of the Offer and the Merger is fair to and in the best interests of the stockholders of the Company and
(iii) resolved to recommend acceptance of the Offer and approval and adoption of this Agreement by the stockholders of the Company (to the extent such approval and adoption is required by applicable law). Promptly after the commencement of the Offer, the Company shall file a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, and including all exhibits, the "Schedule 14D-9") with respect to the Offer which shall contain the recommendations of the Board of Directors in favor of the Offer, the Merger and the Agreement, except to the extent that the Board of Directors of the Company shall have withdrawn or modified its approval of the Offer, the Merger and this Agreement in accordance with Section 4.1(b).

        1.3 Board of Directors. (a) Promptly upon the purchase by the Purchaser of the Securities pursuant to the Offer and from time to time thereafter, the Purchaser shall be entitled to designate up to the minimum number of directors necessary in order for the result (expressed as a fraction) derived by dividing the number of directors so designated by the total number of directors to be at least equal to the result (expressed as a fraction) derived by dividing the Shares then held by the Purchaser by the total number of Shares then outstanding; provided, however, that until the Effective Time


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(as defined in Section 2.5 hereof) the Board of Directors will have at least two
Independent Directors (as defined in Section 1.3(c) hereof). Upon request by the Purchaser, the Company shall use its best efforts promptly, at the Company's election, either to increase the size of the Board or to secure the resignation of such number of directors as is necessary to enable the Purchaser's designees to be elected to the Board, and to cause the Purchaser's designees to be so elected.

        (b) The Company's obligations with respect to the election of the Purchaser's designees to the Board of Directors of the Company shall be subject to Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3 and shall include in the
Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1. The Parent and the Purchaser will supply to the Company in writing and shall be solely responsible for any information with respect to any of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

        (c) Following the election or appointment of the Purchaser's designees pursuant to this Section 1.3 and prior to the Effective Time, any amendment to this Agreement or of the Certificate of Incorporation or By-Laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of the Parent or the Purchaser and any waiver of any of the Company's rights under this Agreement will require the concurrence of a majority of the directors of the Company then in office who are (i) not designated by the Purchaser nor otherwise affiliated with the Parent or the Purchaser, (ii) are not employees or the Chairman of the Company or any of its subsidiaries and (iii) are not affiliated with Anasco GmbH (the "Independent Directors").


                                  2. THE MERGER

        2.1 Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the applicable provisions of the Delaware General Corporation Law ("DGCL"), as promptly as practicable following the consummation of the Offer, the Purchaser shall be merged with and into the Company. The Company shall be the surviving corporation in the Merger (sometimes referred to as the "Surviving Corporation") and shall continue its existence under the laws of the State of Delaware.


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The separate existence of the Purchaser shall cease.  The name of the Surviving
Corporation shall be "BioWhittaker, Inc."

        2.2 Effect of Merger. The Certificate of Incorporation and the Bylaws of the Company in effect upon consummation of the Merger shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation. The directors of the Purchaser immediately prior to the Effective Time (as defined in Section 2.5) shall be the directors of the Surviving Corporation, and the officers set forth on Schedule 2.2 hereto shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified. The Merger shall have the effects set forth in Section 259 of the DGCL.

        2.3 Conversion of Shares. Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof: (a) each Share, together with the associated right, if any, to purchase Series A Shares or other securities of the Company pursuant to the Stockholder Protection Rights Agreement dated January 20, 1995 between the Company and Bank of Boston, as Rights Agent (the "Rights Agreement"), issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled pursuant to clause (b) below and any Dissenting Shares (as defined in Section 2.6)) shall be converted into the right to receive in cash an amount per Share equal to the Merger Consideration (as defined below), subject to any required withholding of taxes and without interest; (b) each Share (together with all associated Series A Shares) owned by Parent, the Purchaser or any other direct or indirect subsidiary of Parent, or held in the treasury of the Company, immediately prior to the Effective Time, shall be canceled and extinguished, and no payment will be made with respect to those Shares; and (c) all shares of common stock of the Purchaser, par value $.01 per share, then issued and outstanding shall be converted into an equal number of shares of common stock of the Surviving Corporation. "Merger Consideration" means (I) $138,948,952, or such greater price divided by (II) the total number of Shares outstanding on a fully diluted basis as of immediately prior to the Effective Time, assuming the exercise of all outstanding Options (as defined below) and including all Shares acquired by Parent or the Purchaser in the Offer.

        2.4 Stock Options. Immediately prior to the Effective Time, each then outstanding option to purchase Shares, whether or not then exercisable, including any options granted under the 1994 Stock Option Plan for Non-Employee Directors (collectively, the "Options"), shall be canceled by the Company in exchange for a right to receive a payment in cash in accordance with Section 2.7(b) (the "Option Consideration") equal to the product of (i) the number of Shares previously subject to the Option and (ii) the excess, if any, of the Merger Consideration over the exercise price for each Share


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
under such Option. As of the Effective Time, each holder of an Option will be entitled to receive only an amount equal to the Option Consideration. All amounts payable under this Section 2.4 shall be subject to any required withholding of taxes and shall be paid without interest. Effective as of the Effective Time and subject to payment of the Option Consideration, the Company shall cause each stock option or other equity based plan maintained with respect to any Shares (or rights in respect thereof) (other than the BioWhittaker, Inc. Savings and Stock Investment Plan (the "BSSIP") and the BioWhittaker, Inc. Supplemental Executive Retirement Plan (the "SERP")) to be terminated.

        2.5 Consummation of the Merger. Upon the terms and subject to the con-ditions of this Agreement, the Company shall execute in the manner required by the DGCL, and deliver to the Secretary of State of the State of Delaware, a duly executed certificate of merger as required by the DGCL, and the parties shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this Section 2.5, a closing will be held at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York, on the third business day following the satisfaction of the condition set forth in Section 5.1(c) hereof (or, in the event the Purchaser shall acquire at least 90% of the outstanding Shares in the Offer, on the tenth business day following the completion of the Offer) (or such other time as the Purchaser and the Company may agree, immediately after the conditions set forth in Article V have been satisfied or waived) for the purpose of confirming all of the foregoing. The time the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time".

        2.6 Dissenters' Rights. Notwithstanding any provision of this Agreement to the contrary, any shares of capital stock of the Company outstanding immediately prior to the Effective Time held by a holder who has demanded and perfected the right, if any, for appraisal of those shares in accordance with the provisions of Section 262 of the DGCL and as of the Effective Time has not withdrawn or lost such right to such appraisal ("Dissenting Shares") shall not be converted into or represent a right to receive the consideration set forth in
Section 2.3, but the holder shall only be entitled to such rights as are granted by the DGCL. If a holder of shares of capital stock of the Company who demands appraisal of those shares under the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, those shares shall be converted into and represent only the right to receive the consideration as provided in Section 2.3, without interest, upon the surrender of the certificate or certificates representing those shares. The Company shall give the Parent (i) prompt notice of any written demands for appraisal of any shares of capital stock of the


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Company, attempted withdrawals of such demands, and any other instruments served pursuant to the DGCL received by the Company relating to stockholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

        2.7 Payment for Shares and Options. (a) Shares. Prior to the Effective Time, the Purchaser shall designate a commercial bank or trust company organized under the laws of the United States or any state of the United States with capital, surplus and undivided profits of at least $500,000,000 to act as Paying Agent with respect to the Merger (the "Paying Agent"). Each holder (other than Parent, the Purchaser or any subsidiary of Parent) of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding Shares will be entitled to receive, upon surrender to the Paying Agent of the Certificates for cancellation, cash in an amount equal to the product of the number of Shares previously represented by the Certificates multiplied by the Merger Consideration, subject to any required withholding of taxes. At or prior to the Effective Time, the Purchaser shall make available to the Paying Agent sufficient funds to make all payments pursuant to the preceding sentence. No interest shall accrue or be paid on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificates surrendered are registered, it shall be a condition of payment that the Certificates so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting the payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificates surrendered or establish to the satisfaction of the Surviving Corporation that the tax has been paid or is not applicable. Following the Effective Time, until surrendered to the Paying Agent in accordance with the provisions of this Section 2.7(a), each Certificate shall represent for all purposes only the right to receive upon surrender thereof the Merger Consideration multiplied by the number of Shares evidenced by the Certificate, without any interest, subject to any required withholding taxes. Any funds delivered or made available to the Paying Agent pursuant to this Section 2.7(a) and not exchanged for Certificates within six months after the Effective Time will be returned by the Paying Agent to the Surviving Corporation, which thereafter will act as Paying Agent, subject to the rights of holders of unsurrendered Certificates under this Section 2.7(a), and any former stockholders of the Company who have not previously exchanged their Certificates will thereafter be entitled to look only to the Surviving Corporation for payment of their claim for the consideration set forth in Section 2.3, without any interest, but will have no greater


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rights against the Surviving Corporation than may be accorded to general creditors thereof under applicable law. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of Shares for any cash or interest delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. If any Certificates shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which any payment in respect hereof would otherwise escheat to or become the property of any governmental unit or agency), the payment in respect of such Certificates shall, to the extent permitted by applicable laws, become the property of the Surviving Corporation, free and clear of all claims of interest of any person previously entitled thereto. As soon as practicable after the Effective Time, the Surviving Corporation will cause the Paying Agent to mail to each record holder of Certificates a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment.

        (b) Options. Each holder of an Option, whether or not then exercisable, will be entitled to receive cash in an amount equal to the Option Consideration in respect of such Options (determined in accordance with Section 2.4 hereof), subject to any required withholding taxes and without interest. As soon as practicable after the Effective Time, and in any event no more than fifteen (15) calendar days following the Effective Time, the Surviving Corporation shall instruct the Paying Agent to pay, and the Paying Agent shall so pay, all amounts due as Option Consideration to holders of Options as required by this Agreement.

        2.8 Closing of the Company's Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares converted into the right to receive the Merger Consideration pursuant to the terms hereof, Dissenting Shares or Shares to be canceled pursuant to Section 2.3 hereof shall thereafter be made. If, after the Effective Time, Certificates for such Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for cash or merely canceled, as the case may be, pursuant to and in accordance with Sections 2.3, 2.6 and 2.7 hereof, subject to applicable law in the case of Dissenting Shares.


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
                        3. REPRESENTATIONS AND WARRANTIES

        3.1 Representations and Warranties of Parent and the Purchaser. The Parent and the Purchaser represent and warrant to the Company that:

        (a) Corporate Organization. Each of the Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to carry on its business as it is now being conducted; provided, however, that since it was incorporated, the Purchaser has not engaged in any business other than organizational matters and matters relating to the Offer and this Agreement. Parent owns all of the issued and outstanding capital stock of the Purchaser and all such stock has been validly issued and is fully paid and nonassessable and is owned by the Parent free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Each of Parent and the Purchaser is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent. "Material Adverse Effect" means, with respect to any person or entity, a material adverse effect on the business, assets, liabilities, operations or condition (financial or otherwise) of such person or entity and its subsidiaries, taken as a whole. True, accurate and complete copies of the Parent's and the Purchaser's Certificates of Incorporation and Bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been made available to the Company.

        (b) Authority. Each of Parent and the Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to carry out their respective obligations pursuant hereto. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of each of Parent and the Purchaser. This Agreement has been duly executed by Parent and the Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or by general principles of equity. No other corporate actions or proceedings on the part of Parent or the Purchaser are necessary to authorize this Agreement, the consummation, by either of them, of


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
    the transactions contemplated hereby or the discharge, by either of them, of their respective obligations pursuant hereto.

        (c) Consents; No Violation. None of the execution and delivery of this Agreement by Parent or the Purchaser, the consummation by each of them of the transactions contemplated by this Agreement or the discharge, by either of them, of its respective obligations hereunder will (i) conflict with, or result in any breach or violation of, any provision of the Parent's or the Purchaser's Certificate of Incorporation or By-laws; (ii) constitute, with or without notice, the passage of time or both, a breach, violation or default, create a lien, or give rise to any right of termination, modification, cancellation, prepayment, acceleration or loss of material benefit under any law, order, judgment, writ, injunction, decree, statute, rule or regulation, governmental permit or license (collectively "Laws"), or any mortgage, indenture, lease, license, agreement or other instrument of Parent, the Purchaser or any of their respective subsidiaries, or to which Parent, the Purchaser or any of their respective subsidiaries or any of their respective properties is subject, except for breaches, violations, defaults, liens, or rights of termination, modification, cancellation, prepayment or acceleration which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent or materially adversely affect the ability of Parent or the Purchaser to consummate the transactions contemplated hereby; or (iii) require any consent, approval or authorization of, notification to, or filing with, any court, govern mental agency or regulatory or administrative authority, foreign or domestic (each, a "Governmental Entity") or any third party, on the part of Parent or the Purchaser, other than (w) the filing of a certificate of merger with respect to the Merger in accordance with the DGCL, (x) any applicable filings under federal or state securities, "Blue Sky" or state anti-takeover laws, (y) filings required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (z) consents, approvals, authorizations, notifications or filings the failure of which to be obtained or made would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Parent or materially adversely affect the ability of the Parent or the Purchaser to consummate the transactions contemplated hereby.

        (d) Offer Documents; Schedule 14D-9. None of the Offer Documents will, on the date filed with the Commission or on the date first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the


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
    extent that any such untrue statement of a material fact or omission to state a material fact was made by the Parent or the Purchaser in reliance upon and in conformity with written information furnished to the Parent or the Purchaser by the Company specifically for use in the Offer Documents. The Offer Documents will comply in all material respects, both as to form and otherwise, with the requirements of the Exchange Act and the rules and regulations thereunder. None of the information supplied or to be supplied in writing by the Parent or the Purchaser specifically for inclusion in the
    Schedule 14D-9 will, at the time the Schedule 14D-9 is filed with the Commission, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (e) Financing. Parent and the Purchaser, collectively, have sufficient funds available to pay the aggregate Merger Consideration and Option Consideration contemplated by this Agreement and to pay all of its fees and expenses related to the transactions contemplated hereby.

        (f) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.1, none of Parent, the Purchaser or any other Person makes any other express or implied representation or warranty on behalf of Parent, the Purchaser or any of their respective affiliates.

        3.2 Representations and Warranties of the Company. The Company repre-sents and warrants to Parent and the Purchaser that:

        (a) Corporate Organization. Each of the Company and each of its sub-sidiaries is a corporation duly organized, validly existing and, except as otherwise indicated on the Disclosure Schedule, is in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. The Company has delivered to Parent copies of the Certificates of Incorporation and By-laws, as amended to this date, of the Company and each of its subsidiaries, which Certificates and By-laws are in full force and effect.

        (b) Capitalization. The authorized capital stock of the Company consists of 40,000,000 Shares, and 5,000,000 shares of Preferred Stock, par value $.01 per share, of which 150,000 shares have been designated Series A Participating Cumulative Preferred Stock. As of the date hereof (and assuming the return and cancellation of the 179,656 Shares previously held by the Trust, as described in the third recital to this Agreement), (i) 10,881,210 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable and not subject to preemptive rights except as described on the Disclosure Schedule delivered by the Company to Parent on the date hereof (the "Disclosure Schedule"); (ii) 179,656 Shares are held in the treasury of the Company as treasury stock; (iii) there are outstanding Options to purchase an aggregate of 1,071,388 Shares; and (iv) there are no outstanding Series A Shares. Except as set forth on the Disclosure Schedule, there are no stock appreciation rights outstanding. The Disclosure Schedule sets forth a list, complete and correct as of the date hereof, of the holders of all Options and the number of Shares issuable upon the exercise of each such Option and the exercise prices thereof. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 3.2(b) or on the Disclosure Schedule, no shares of capital stock or other voting securities are issued, reserved for issuance or outstanding, nor are there any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company or any of its subsidiaries obligating the Company or any of its subsidiaries to issue, deliver, sell or purchase, or cause to be issued, delivered, sold or purchased, any securities of the Company or any of its subsidiaries. Except as set forth on the Disclosure Schedule, there are no voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party with respect to the voting of capital stock of the Company or any of its subsidiaries.

        (c) Subsidiaries. The Disclosure Schedule sets forth a list, true and complete as of the date hereof, of all of the subsidiaries of the Company. All of the out standing shares of capital stock of each subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned by the Company or by a subsidiary of the Company are free and clear of any Liens. Except for the capital stock of its subsidiaries or as set forth on the Disclosure Schedule, as of the date hereof, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, limited liability company, partnership, joint venture or other entity.

        (d) Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to carry out its obligations pursuant hereto. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only, to the extent required by law, to approval by the stockholders of the Company as provided in Section 4.7 or as set forth on the Disclosure Schedule. This Agreement has been duly executed and delivered by, and, assuming due authorization, execution and delivery by Parent and the Purchaser, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally or by general principles of equity. Except as set forth on the Disclosure Schedule and for the approval by the stockholders of the Company as provided in Section 4.7, no other corporate actions or proceedings on the part of the Company or its stockholders are necessary to authorize this Agreement, the Offer, the Merger or the consummation of the transactions contemplated hereby or its discharge of its obligations pursuant hereto.

        (e) Consents; No Violation. None of the execution and delivery of this Agreement by the Company, the consummation of the transactions contemplated hereby or the discharge of its obligations hereunder will, except as set forth on the Disclosure Schedule (i) conflict with, or result in a breach or a violation of, any provision of the Certificate of Incorporation or By-laws of the Company or any of its subsidiaries; (ii) constitute, with or without notice, the passage of time or both, a breach, violation or default, create a Lien, or give rise to any right of termination, modification, cancellation, prepayment, acceleration or the loss of any material benefit under any Laws or any mortgage, indenture, lease, license, agreement or other instrument of the Company or any of its subsidiaries, or to which the Company or any of its subsidiaries or any of their respective properties is subject, except for breaches, violations, defaults, liens, or rights of termination, modification, cancellation, prepayment or acceleration which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company or materially adversely affect the ability of the Company to consummate the transactions contemplated hereby; or (iii) require any consent, approval or authorization of, notification to, or filing with, any Governmental Entity or from any other third parties, on the part of the Company or any of its subsidiaries other than (v) required consents identified on the Disclosure Schedule, (w) the filing of a certificate of merger with respect to the Merger in accordance with the DGCL, (x) filings required under the HSR Act, (y) any applicable filings under federal and state securities laws or state anti-takeover laws, and (z) consents, approvals, authorizations, notifications or filings the failure of which to be obtained or made would not reasonably be expected, individually or in the aggregate, to have a

    Material Adverse Effect on the Company or materially adversely effect the ability of the Company to consummate the transactions contemplated hereby.

        (f) SEC Reports; Company Assets and Liabilities. The Company has filed all forms, reports, statements and schedules with the Commission required to be filed pursuant to the Exchange Act, and the Commission Rules, since January 1, 1995 (the "SEC Reports"). As of their respective filing dates, the SEC Reports complied in all material respects with all applicable requirements of the Exchange Act and the Commission Rules applicable to such SEC Reports, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited and unaudited consolidated financial statements of the Company included (or incorporated by reference) in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as stated in the financial statements, including the related notes, and except that the quarterly financial statements do not contain all of the footnote disclosures required by generally accepted accounting principles) and fairly present, in all material respects, the financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the results of their operations, stockholders' equity and cash flows for the periods then ended, subject, in the case of the unaudited financial statements, to normal year-end adjustments and any other adjustments described therein. Except for liabilities and obligations incurred in the ordinary course of business consistent with past practices since the date of the most recent consolidated balance sheet included in the SEC Reports, neither the Company nor any of its subsidiaries has incurred any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than those reflected in the SEC Reports and on the Disclosure Schedule and those incurred in connection with the transactions contemplated hereby.

        (g) No Material Adverse Change. Except as and to the extent disclosed in the SEC Reports or as set forth in the Disclosure Schedule, since October 31, 1996, there has not been (i) any material adverse change in the business, operations or condition (financial or other) of the Company and its subsidiaries taken as a whole, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of the issuance of any securities in respect of or in substitution for shares of its capital stock, (iv) any granting by the Company (x) to any executive officer or other key employee of the Company of any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice or as required under employment agreements in effect as of the date of the most recent SEC Reports or set forth in the Disclosure Schedule or (y) to any such executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent SEC Reports or set forth in the Disclosure Schedule, (v) any damage, destruction or loss, whether or not covered by insurance, that could reasonably be expected to have a Material Adverse Effect or (vi) except as may have been required by a change in generally accepted accounting principles or as disclosed in the SEC Reports, any change in accounting methods, principles or practices by the Company or any of its subsidiaries materially affecting its assets, liabilities or business.

        (h) Offer Documents; Schedule 14D-9. None of the information supplied in writing by the Company specifically for inclusion in the Offer Documents will, at the respective times the Offer Documents or any amendments or supplements thereto are filed with the Commission, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The
    Schedule 14D-9 on the date filed with the Commission will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information furnished to the Company by the Parent or the Purchaser specifically for use in the Schedule 14D-9. The Schedule 14D-9 will comply in all material respects, both as to form and otherwise, with the requirements of the Exchange Act and the rules and regulations thereunder.

        (i) Litigation. Except as disclosed in the SEC Reports or on the Disclosure Schedule, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries that individually or in the aggregate would reasonably be expected (i) to have a Material Adverse Effect on the Company,
    (ii) as of the date hereof, to impair the ability of the Company to perform its obligations under this Agreement in any material respect or (iii) as of the date hereof, to delay in any material respect or prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having, or which would reasonably be expected to have a Material Adverse Effect on the Company.

        (j) Fees. Except as set forth on the Disclosure Schedule, neither the Company nor any of its subsidiaries has paid or become obligated to pay any fee or commission to any broker, finder or intermediary or other similar Person in connection with the transactions contemplated hereby or in connection with any other offer to acquire the Company's shares or assets.

        (k) Certificate and By-laws. Neither the Certificate of Incorporation nor the By-laws of the Company contains any provision that would require a vote of the Company's stockholders in excess of a majority of the outstanding shares of Company Common Stock in order to approve the Merger in accordance with the terms of this Agreement.

        (l) State Takeover Statutes. The Board of Directors of the Company has approved the terms of this Agreement and the Stockholder Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement, and such approval is sufficient to render inapplicable to the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement the provisions of Section 203 of the DGCL. To the Company's knowledge, no state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by this Agreement, and except for the Rights Agreement and related Series A Shares, no provision of the Certificate of Incorporation, By-laws or other governing instruments of the Company or any of its subsidiaries would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of the capital stock of Company and its subsidiaries that may be acquired or controlled by Parent.

        (m) Employee Benefit Plans: Employee Agreements. The Disclosure Schedule sets forth a true and complete list of each employee benefit plan within the meaning set forth in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and each bonus, incentive, deferred compensation, severance, termination, retention, change of control, stock option or other equity-based performance or other compensation plan, program, arrangement, policy or understanding, whether written or unwritten, that is maintained by the Company or any other Person that, together with the Company, is treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended (the "Code") (each a "Commonly Controlled Entity"), or to which the Company or any Commonly Controlled Entity contributes or is obligated or required to contribute or with regard to which the Company or any of its Commonly Controlled Entities has knowledge of any event, transaction or condition that would reasonably be expected to result in any material liability at the Effective Time (collectively, the "Plans"). Each employment agreement to which the Company or any of its subsidiaries is a party, and each employee benefit plan adopted by the Company or any of its subsidiaries, which in either case becomes effective or grants rights to any person upon a "change of control" of the Company is set forth in the Disclosure Schedule. True and complete copies of each such Plan and the most recent annual report on Form 5500 for each such Plan have been delivered to the Purchaser.

        Each Plan intended to be qualified under Section 401(a) of the Code and the trust forming a part thereof has received a favorable determination letter from the Internal Revenue Service (the "IRS") as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code and the Company knows of no event that has occurred since the date of such determination that would reasonably be expected to adversely affect such qualification or tax-exempt status.

        Except as set forth in the Disclosure Schedule, no material liability has been or, to the knowledge of the Company, is expected to be incurred by the Company or any Commonly Controlled Entity (either directly or indirectly, including as a result of an indemnification obligation or any joint and several liability obligations) as the result of a violation of Title I of ERISA or an "accumulated funding deficiency" as defined in
    Section 412 of the Code or Section 302 of ERISA or under or pursuant to Title IV of ERISA or the penalty or excise tax provisions of Chapter 43 of Subtitle D of the Code relating to employee benefit plans, and the Company knows of no event, transaction or condition that has occurred or exists with respect to the Company's employee benefit plans that would reasonably be expected to result in any such material liability to the Purchaser, the Surviving Corporation or any Commonly Controlled Entity or any employee benefit plan of the Surviving Corporation or any Commonly Controlled Entity.

        Except as otherwise set forth in the Disclosure Schedules, no benefit that is payable, or which may become payable as a result of the transactions contemplated hereunder, to any employee pursuant to any Plan shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

        (n) Compliance with Applicable Laws. Except as disclosed in the SEC Reports, the Company and each of its subsidiaries has in effect all Federal, state and local governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack of, or default under, individually or in the aggregate would not have a Material Adverse Effect on the Company. Except as disclosed in the SEC Reports, the Company and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for possible noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

        (o) Contracts; Debt Instruments. Except as set forth on the Disclosure Schedules, (i) neither the Company nor any of its subsidiaries is in violation of or in default under (nor to the knowledge of the Company does there exist any condition which upon the passage of time, the giving of notice or both would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

        (ii) The Company has made available to Parent (x) true and correct copies of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or any of its subsidiaries in an aggregate principal amount in excess of $500,000 is outstanding or may be incurred and (y) accurate information regarding the respective principal amounts currently outstanding thereunder. For purposes of this Agreement, "indebtedness" shall mean, with respect to any Person, without duplication, (A) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (D) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person's business), (E) all capitalized lease obligations of such Person, (F) all obligations of others secured by any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (G) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof), (H) all letters of credit issued for the account of such Person and (I) all guarantees and arrangements having the economic effect of a guarantee of such Person of any indebtedness of any other person.

        (p) Taxes and Tax Returns. Except as set forth in the SEC Reports or on the Disclosure Schedule: (i) all material tax returns, declarations, reports, estimates, information returns and statements required to be filed with respect to Taxes (as defined herein) under Federal, state, local or foreign laws ("Returns") by or with respect to the Company or any subsidiary of the Company have been timely filed (taking into account any extensions of time for filing such Returns); (ii) at the time filed, such Returns were true, correct and complete in all material respects; (iii) the Company and each subsidiary of the Company has timely paid or made provision in accordance with generally accepted accounting principles (or there has been paid or provision has been made on its behalf) for all material Taxes for all periods or portions thereof through the date hereof; (iv) there are no material liens for Taxes upon the assets of the Company or any subsidiary of the Company which are not provided for in the most recent financial statements included in the SEC Reports, except liens for Taxes not yet due;
    (v) there are no material outstanding deficiencies for any Taxes proposed, asserted or assessed against the Company or any subsidiary of the Company which are not provided for in the most recent financial statements included in the SEC Reports; (vi) there are no material Federal, state, local or foreign audits or other administrative proceedings or judicial proceedings presently pending with regard to any Taxes or Returns required to be filed by or with respect to the Company or any of its subsidiaries; (vii) the Company has filed a consolidated Return for Federal income tax purposes on behalf of itself and all of its domestic subsidiaries as the common parent corporation of an "affiliated group" (within the meaning of Section 1504(a) of the Code) of which such subsidiaries are "includible corporations" in such affiliated group within the meaning of Section 1504(b) of the Code;
    (viii) the Internal Revenue Service has completed examinations of the Federal income tax returns filed by or with respect to the Company (or the statute of limitations for the assessment of Federal income taxes for such period has expired) for all periods through and including the Company's taxable year ended October 31, 1994; (ix) none of the Company or any of its subsidiaries has been a member of an "affiliated group" (as defined above), or any similar affiliated, combined or consolidated group for state, local or foreign tax purposes (other than a group the common parent of which is the Company), or has any liability for the Taxes of any person (other than the Company or its current subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law or as a transferee, successor, by contract or otherwise; (x) the Company has not
    (A) breached any covenant or representation contained in the Tax Agreement between the Company and Whittaker Corporation, dated as of September 24, 1991, or the amendment thereto dated October 23, 1991 (collectively, the "Tax Agreement") or (B) entered into any of the transactions described in
    Section 2(c)(ii)(y) of the Tax Agreement and (xi) except as set forth in the Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any material tax sharing, tax indemnity or other agreement or arrangement with respect to Taxes with any entity not included in the Company's most recent financial statements included in the SEC Reports. For purposes of this Agreement, "Taxes" means all income, gross income, gross receipts, premium, sales, use, transfer, franchise, profits, withholding, payroll, employment, excise, severance, property and windfall profits taxes, and all other taxes, assessments or similar charges of any kind whatsoever thereon or applicable thereto, together with any interest and any penalties, additions to tax or additional amounts, in each case imposed by any taxing authority (domestic or foreign) upon the Company or any subsidiary of the Company, including, without limitation, all amounts imposed as a result of being a member of any affiliated or combined group.

        (q) Labor Matters. Neither the Company nor any of its subsidiaries is the subject of any suit, action or proceeding which is pending or, to the knowledge of the Company, threatened, asserting that the Company or any of its subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or applicable state statutes) or seeking to compel the Company or any of its subsidiaries to bargain with any labor organization as to wages and conditions of employment, in any such case, that would reasonably expected to have a Material Adverse Effect on the Company. No strike or other labor dispute involving the Company or any of its subsidiaries is pending or, to the knowledge of the Company, threatened, and, to the knowledge of the Company, there is no activity involving any employees of the company or any of its subsidiaries seeking to certify a collective bargaining unit or engaging in any other organizational activity, except for any such dispute or activity which would not reasonably be expected to have a Material Adverse Effect on the Company.

        (r) Environmental Matters. (i) Except as set forth on the Disclosure Schedule or in the SEC Reports, the Company's and each of its subsidiaries' operation and use of its respective assets, including its owned and leased real property, are in compliance in all respects with all applicable Laws relating to the protection of human health or the environment ("Environmental Laws"), except to the extent that any such noncompliance would not have a Material Adverse Effect on the Company. The Company and each of its subsidiaries has obtained all environmental, health and safety permits necessary for the operation of its respective business as presently conducted, and all such permits are in full force and effect and the Company and each of its subsidiaries is in compliance in all respects with the terms and conditions of each such permit, except, in each case, to the extent that any failure to obtain a permit or any such noncompliance would not have a Material Adverse Effect on the Company. Except as set forth on the Disclosure Schedule, neither the Company nor any of its subsidiaries has received any notice of, and, to the knowledge of the Company there is not, any administrative or judicial investigation, proceeding or action with respect to any material violation, alleged or proven, of Environmental Laws by the Company or any its subsidiaries or otherwise involving their respective owned or leased real property.

        (ii) Except as set forth on the Disclosure Schedule, to the knowledge of the Company, neither the Company nor any of its subsidiaries has taken or failed to take any action that has resulted in or will result in any liability or obligation relating to (x) the environmental conditions on, under, or about the assets of the Company or any of its subsidiaries or any of their respective owned or leased real property, or any properties owned, leased, operated or used by the Company or any of its subsidiaries or any predecessor of the Company or any of its subsidiaries at the present time or in the past, including, without limitation, the air, soil and groundwater conditions at such properties or (y) the past or present use, management, handling, transport, treatment, generation, storage, disposal or release of any Hazardous Substances (as defined in Section 6.5), except in the case of clauses (x) and (y) above, to the extent such liability or obligation would not have a Material Adverse Effect.

        (s) Rights Agreement. The Board of Directors of the Company (at a meeting duly called and held at which a quorum was present) as part of its approval of this Agreement has resolved to amend (and the Company has caused such amendments to become effective prior to the execution of this Agreement and the Stockholder Agreement) the Rights Agreement so that (i) neither the Parent, the Purchaser nor any of their respective affiliates shall constitute an Acquiring Person for any purpose of the Rights Agreement and
    (ii) neither the execution or delivery of this

    Agreement or the Stockholders Agreement, nor the consummation of any or all of the transactions contemplated by this Agreement or the Stockholders Agreement, will trigger the exercisability of the Rights (as defined in the Rights Agreement) or the separation of the Rights from the shares to which they are attached, or cause the Distribution Date (as defined in the Rights Agreement) to occur.

        (t) Effectiveness of Waiver. The Company has waived the Company's rights under the Stock Purchase Agreement, dated as of September 24, 1991, between the Company and Anasco GmbH (the "Anasco Stock Purchase Agreement") so that Anasco GmbH's execution or delivery of the Stockholders Agreement and its consummation of the transactions contemplated by the Stockholders Agreement, will not violate or breach any provision in the Anasco Stock Purchase Agreement.

        (u) Opinion of the Company's Financial Advisor. The Board of Directors of the Company has received a written opinion from Alex. Brown & Sons Incorporated ("Alex Brown") to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger by the holders of Shares (other than Parent and its affiliates) is fair from a financial point of view to such holders of Shares.

        (v) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.2, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its affiliates.


                                  4. COVENANTS

        4.1 Acquisition Transactions. (a) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, unless Parent shall otherwise agree in writing, the Company shall not, shall not permit any of its subsidiaries to, and shall not authorize or permit any officer, director or employee or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its subsidiaries to, directly or indirectly, except as otherwise expressly permitted in this Section 4.1(a) or in
Section 4.1(b), (i) initiate, solicit, negotiate, encourage, or provide confidential information to facilitate any proposal or offer to acquire all or any substantial part of the business and properties of the Company and its subsidiaries, taken as a whole, or beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the capital stock of the Company, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (such transactions being referred to herein as "Acquisition Transactions"), (ii) enter into any agreement with respect to any Acquisition Transaction or give any approval of the type referred to in Section 4.1(b) with respect to any Acquisition Transaction or (iii) participate in any discussions regarding, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Transaction. Notwithstanding the immediately preceding sentence, the Company and its subsidiaries may, prior to the Company Stockholder Approval, in response to any unsolicited proposal for an Acquisition Transaction, furnish information concerning its business, properties or assets to the corporation, partnership, person or other entity or group (a "Potential Acquiror") making such proposal for an Acquisition Transaction and participate in negotiations with the Potential Acquiror if (x) the Company's Board of Directors, after consultation with one or more of its independent financial advisors, is of the reasonable belief that such Potential Acquiror has the financial wherewithal to consummate such an Acquisition Transaction, (y) the Company's Board of Directors reasonably determines, after receiving advice from the Company's financial advisor, that such Potential Acquiror has submitted a proposal for an Acquisition Transaction that involves consideration to the Company's stockholders and other terms that taken as a whole are superior to the Merger, and (z) based upon advice of counsel to such effect, the Company's Board of Directors determines in good faith that it is necessary to so furnish information and negotiate in order to comply with its fiduciary duty to stockholders of the Company. In the event the Company shall determine to provide any information as described above or shall receive any offer of the type referred to in this Section 4.1 or shall receive or become aware of any other proposal to acquire a substantial part of the business and properties of the Company and its subsidiaries, taken as a whole, or to acquire a substantial amount of capital stock of the Company, it shall promptly inform Parent orally as to the fact that information is to be provided and shall furnish to Parent the identity of the recipient of such information and/or the proponent of any such offer or proposal and a description of the material terms thereof. The Company will keep Parent fully informed of the status and material details of any proposed Acquisition Transaction or other transaction (including any material amendments or material proposed amendments of any such proposed Acquisition Transaction or other transaction).

        (b) Neither the Board of Directors of the Company nor any committee thereof (x) shall withdraw or modify or propose to withdraw or modify, in any manner adverse to Parent the approval of recommendation of such Board of Directors or such committee of this Agreement, the Offer or the Merger or (y) approve or recommend, or propose to approve or recommend, any proposal for an Acquisition Transaction except, in each case, in connection with a Superior Proposal (as defined in Section 6.5).

        4.2 Interim Operations. (a) During the period from the date of this Agreement to the Effective Time, except as contemplated by this Agreement, as expressly permitted by Section 4.1 or as otherwise approved in writing by the Purchaser, the Company shall not and shall cause its subsidiaries not to:

           (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

           (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, except upon exercise of any Option;

           (iii) amend its certificate of incorporation, by-laws or other comparable organizational documents;

           (iv) except as set forth on the Disclosure Schedule, acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof or (y) any assets that individually or in the aggregate are material to the Company and its subsidiaries taken as a whole;

           (v) except as set forth on the Disclosure Schedule, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, other than in the ordinary course of business consistent with past practice, that are material to the Company and its subsidiaries taken as a whole;

           (vi) incur any indebtedness, except for borrowings for working capital purposes not in excess of $500,000 at any one time outstanding incurred in the ordinary course of business consistent with past practice and except for inter-company indebtedness between the Company and any of its wholly-owned subsidiaries or between such wholly-owned subsidiaries, or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

           (vii) except as set forth on the Disclosure Schedule, make or agree to make any new capital expenditure or capital expenditures which in the aggregate are in excess of $250,000;

           (viii) make any tax election that could reasonably be expected to have a Material Adverse Effect on the Company or settle or compromise any material income tax liability;

           (ix) except in the ordinary course of business or except as would not reasonably be expected to have a Material Adverse Effect on the Company or except as set forth on the Disclosure Schedule, modify, amend or terminate any material contract or agreement to which the Company or any subsidiary is a party or waive, release or assign any material rights or claims thereunder;

           (x) make any material change to its accounting methods, principles or practices, except as may be required by generally accepted accounting principles or as disclosed in the Disclosure Schedule;

           (xi) permit any amendment to the form of benefit payments elected on February 16, 1996 pursuant to the BioWhittaker, Inc. Supplemental Executive Retirement Plan Deferral Agreement by any participant; or

           (xii) authorize, or commit or agree to take, any of the foregoing actions.

        (b) Other Actions. Except as expressly permitted by Section 4.1, the Company shall not, and shall not permit any of its subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any respect or (iii) any of the conditions to the Merger set forth in Article 5 not being satisfied.

        (c) Advice of Changes. The Company shall promptly advise Parent and Parent shall promptly advise the Company orally and in writing of (i) any repre-sentation or warranty made by it (or, in the case of Parent, made by it or the Purchaser) contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any respect or (ii) the failure by it (or, in the case of Parent, a failure by it or the Purchaser) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        4.3 Access and Information. Throughout the period prior to the Effective Time, so long as this Agreement remains in effect, the Company shall afford to the Purchaser and its representatives such access, during normal business hours, to the Company's and its subsidiaries' books, records (including, without limitation, tax returns and work papers of the Company's independent auditors), plant and personnel, and to such other information, as Parent shall reasonably request. Parent and the Purchaser will treat, and will cause their respective accountants, counsel and other representatives to treat, as strictly confidential all non-public documents and non-public information concerning the Company furnished to Parent or the Purchaser in connection with the transactions contemplated by this Agreement, subject to the requirements of law and the provisions of this Agreement. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained except to the extent such information can be shown to have been (i) in the public domain through no fault of Parent or the Purchaser or (ii) later lawfully acquired by Parent or the Purchaser from other sources without any breach of duty to the Company by Parent, the Purchaser or, to the knowledge of Parent or the Purchaser, any third party. If requested by the Company, Parent and the Purchaser will return to the Company all copies of written information furnished by the Company to Parent or the Purchaser or its agents, representatives or advisors.

        4.4 Certain Filings, Consents and Arrangements. Parent, the Purchaser and the Company shall use their reasonable best efforts to make promptly any required submissions under the HSR Act with respect to the Merger and the transactions contemplated by this Agreement. The Company shall use its reasonable best efforts to obtain all consents, approvals, permits or authorizations as are required to be obtained from other parties to loan agreements or other contracts material to the Company's business in connection with the consummation of the Merger.

        4.5 Reasonable Best Efforts. (a) Subject to the terms and conditions provided in this Agreement, each of the parties agrees to use its reasonable best efforts to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts (i) to obtain all necessary waivers, consents and approvals, and
(ii) to effect all necessary registrations and filings, subject, however, to Company Stockholder Approval (as defined in Section 4.7 hereof). In case at any time after the Effective Time any further action is necessary or desirable to carry out the obligations of the parties under this Agreement, the proper officers and/or directors of Parent, the Purchaser and the Company, as the case may be, shall take the necessary action.

        (b) In connection with and without limiting the foregoing, the Company and its Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation, in each case as the same is in effect on the date hereof, is or becomes applicable to the Offer, the Merger, this Agreement, the Stockholder Agreement or any of the other transactions contemplated by this Agreement or the Stockholder Agreement and
(ii) if any such state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, this Agreement, the Stockholder Agreement or any other transaction contemplated by this Agreement or the Stockholder Agreement take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Stockholder Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement.

        4.6 Public Statements. So long as this Agreement remains in effect, Parent and the Purchaser, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

        4.7 Stockholder Approval. (a) If required by applicable law in order to consummate the Merger, as soon as practicable following the purchase of the Shares pursuant to the Offer, the Company shall duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of adopting and approving this Agreement and the transactions contemplated hereby (the

"Company Stockholder Approval"). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 4.7(a) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any proposed Acquisition Transaction. The Company will, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, except to the extent that the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger and terminated this Agreement in accordance with Section 4.1(b). At such meeting, the Parent and the Purchaser will each vote, or cause to be voted, all Shares acquired in the Offer or otherwise beneficially owned by it or any of its subsidiaries on the record date for such meeting, in favor of the approval and adoption of this Agreement and the transactions contemplated hereby.

        (b) The Company shall, if required by law, prepare and file a proxy statement (the "Proxy Statement") with the Commission in connection with obtaining the Company Stockholder Approval. Parent and the Purchaser shall cooperate with the Company in the preparation of the Proxy Statement including, without limitation, promptly providing information requested by the Company or required by the Commission to be included in the Proxy Statement and responding promptly to any inquiries from the Company made in connection with comments on the Proxy Statement received from the Commission. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Commission completes its review of the Proxy Statement.

        (c) The Company agrees that none of the information included or incorporated by reference in the Proxy Statement or otherwise supplied by the Company to its stockholders, including any amendments to any of the foregoing, will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that the foregoing shall not apply to information supplied by or on behalf of Parent or the Purchaser specifically for inclusion or incorporation by reference in any such document. Parent agrees that none of the information supplied by or on behalf of Parent or the Purchaser specifically for inclusion or incorporation by reference in any such document will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements in such information, in light of the circumstances under which they are made, not misleading.

        (d) Notwithstanding the foregoing, in the event that the Purchaser shall acquire at least 90 percent of the outstanding Shares, the parties hereto agree, at the request of the Parent or the Purchaser, to take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

        4.8 Stockholder Litigation. The Company shall consult with the Parent regarding the defense or settlement of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement; it being understood that the Company shall be entitled to control and conduct any such litigation.

        4.9 Indemnification, Exculpation and Insurance. Parent and the Purchaser agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective certificates of incorporation, by-laws (or comparable organizational documents) and indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Time. Parent will cause to be maintained for a period of not less than six years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time ("D&O Insurance") for all persons who are directors and officers of the Company on the date of this Agreement, so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid prior to the date of this Agreement (the "Maximum Premium"); provided, however, that Parent may, in lieu of maintaining such existing D&O Insurance as provided above, cause coverage to be provided under any policy maintained for the benefit of Parent or any of its subsidiaries or any policy specifically obtained for this purpose, so long as the terms thereof are no less advantageous to the intended beneficiaries thereof than the existing D&O Insurance. If the existing D&O Insurance expires, is terminated or canceled during such six-year period, Parent will use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the covered persons than the existing D&O Insurance. The Company represents to Parent that the Maximum Premium is $340,000.

        4.10 Amendment of Rights Agreement. The Company covenants and agrees that it will not take action pursuant to or amend the Rights Agreement or redeem the Rights or terminate the Rights Agreement prior to the Effective Time, except as expressly contemplated or permitted by Section 3.1(s) of this Agreement.

        4.11 Borrowings under the Loan Agreement. The Company shall consult with the Parent prior to electing any new interest rate for any interest period under the Loan Agreement with Nationsbank identified in the Disclosure Schedule and shall otherwise manage its obligations thereunder to insure that neither the Company, the Parent nor the Purchaser shall incur any breakage or similar prepayment costs in the event the Company prepays its outstanding indebtedness thereunder at the Effective Time.


                                  5. CONDITIONS

        5.1 Conditions to the Obligations of Parent, the Purchaser and the Company. The obligations of Parent, the Purchaser and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

        (a) The Purchaser shall have purchased all Shares duly tendered and not withdrawn pursuant to the terms of the Offer and subject to the terms thereof; provided that the obligation of the Parent and the Purchaser to effect the Merger shall not be conditioned on the fulfillment of the condition set forth in this Section 5.1 (a) if the failure of the Purchaser to purchase the Shares pursuant to the Offer shall have constituted a breach of the Offer or of this Agreement.

        (b) The consummation of the Merger shall not be precluded by any order, decree or injunction of a court of competent jurisdiction (each party agreeing to use its best efforts to have any such order reversed or injunction lifted), and there shall not have been any action taken or any Law enacted, promulgated or deemed applicable to the Merger by any Governmental Entity that makes consummation of the Merger illegal.

        (c) If required by Certificate of Incorporation and By-Laws of the Company and the DGCL, this Agreement shall have been approved and adopted by the affirmative vote of the holders of the requisite number of shares of Common Stock in accordance with the Certificate of Incorporation and By-Laws of the Company and the DGCL.

        (d) Any applicable waiting period under the HSR Act shall have expired or been terminated.

        5.2 Conditions to the Obligations of Parent and the Purchaser. The obligations of Parent and the Purchaser to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of the following conditions:

        (a) The Company shall have performed all of its material agreements and covenants contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of (i) the date made and (ii) except in the case of representations and warranties expressly made solely with reference to a particular date, the Effective Time, and Parent and the Purchaser shall have received a certificate of an executive officer of the Company to such effect.

        (b) The Company shall not have received notice from the holder or holders of more than 10% of the outstanding Shares, determined on a fully diluted basis, that such holder or holders have exercised or intend to exercise its or their appraisal rights under Section 262 of the DGCL.

        (c) The 179,656 Shares previously held by the Trust shall have been returned to the Company and canceled, as described in the third recital to this Agreement.

        5.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of the following conditions:

        (a) Parent and the Purchaser shall have performed all of their respective material covenants and agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the Parent and the Purchaser contained in this Agreement shall be true and correct in all material respects on and as of (i) the date made and (ii) except in the case of representations and warranties expressly made solely with reference to a particular date, the Effective Time, and the Company shall have received a certificate of an executive officer of Parent to such effect.

                                6. MISCELLANEOUS

        6.1 Termination. This Agreement may be terminated and the Merger contem-plated herein may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the stockholders of the Company:

        (a) by the mutual written consent of Parent, the Purchaser and the Company;

        (b) by either the Parent or the Company if, on or before October 31, 1997 and without fault of such terminating party, Purchaser shall not have purchased in the Offer such number of the Shares which, together with the number of Option Shares (as such term is defined in the Stockholder Agreement) subject to the Stockholder Agreement, represent in excess of 50% of the Shares on a fully diluted basis, or the Merger shall not have been consummated on or before November 30, 1997, provided however, that the right to terminate this Agreement shall not be available (i) to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Offer or the Merger to have occurred on or before the aforesaid date;

        (c) by either the Parent or the Company if the Offer shall expire or terminate in accordance with its terms without any Shares having been purchased thereunder and, in the case of termination by the Parent, the Purchaser shall not have been required by the terms of the Offer or this Agreement to purchase any Shares pursuant to the Offer;

        (d) by the Company if the Purchaser shall not timely commence the Offer as provided in Section 1.1(a);

        (e) if a Company Stockholder Approval is required by law, by either the Purchaser or the Company if, upon a vote at a duly held Company Stock-holders Meeting or any adjournment thereof at which such Company Stock-holder Approval shall have been voted upon, such Company Stockholder Approval shall not have been obtained;

        (f) unilaterally by the Purchaser or the Company (i) if the other fails to perform any material covenant or agreement in any material respect in this Agreement, and does not cure the failure in all material respects within 30 business days after the terminating party delivers written notice of the alleged failure or (ii) if any condition to the obligations of that party is not satisfied (other than by reason of a breach by that party of its obligations hereunder), and it reasonably appears that the condition cannot be satisfied prior to November 30, 1997;

        (g) by either the Purchaser or the Company if either is prohibited by an order or injunction (other than an order or injunction on a temporary or preliminary basis) of a court of competent jurisdiction or other Governmental Entity from consummating the Offer or the Merger and all means of appeal and all appeals from such order or injunction have been finally exhausted;

        (h) by the Purchaser if the Board of Directors of the Company shall have withdrawn or modified, or resolved to withdraw or modify, in any manner which is adverse to Parent or the Purchaser, its recommendation or approval of the Merger or this Agreement; provided, however, that a termination pursuant to this Section shall not become effective if, as a result of the Company's receipt of a proposal for an Acquisition Transaction from a third party, the Company, in accordance with Section 4.1(b), withdraws or modifies, or resolves to withdraw or modify, in any manner which is adverse to Parent or the Purchaser, its recommendation or approval of the Offer, the Merger or this Agreement and if within ten business days of taking and disclosing to its stockholders the aforementioned position the Company publicly reconfirms its recommendation of the transactions contemplated hereby; or

        (i) by the Company if (i) the Board of Directors of the Company shall have determined in good faith, based on the advice of outside counsel, that it is necessary, in order to comply with its fiduciary duties to the Company's stockholders under applicable law, to terminate this Agreement to enter into an agreement with respect to or to consummate a transaction constituting a Superior Proposal (as defined in Section 6.5), (ii) the Company shall have given notice to the Purchaser advising the Purchaser that the Company has received a Superior Proposal from a third party, specifying the material terms and conditions (including the identity of the third party), and that the Company intends to terminate this Agreement in accordance with this Section 6.1(i), (iii) either (A) the Purchaser shall not have revised its proposal for an Acquisition Transaction within two business days from the time on which such notice is deemed to have been given to Parent, or (B) if the Purchaser within such period shall have revised its proposal for an Acquisition Transaction, the Board of Directors of the Company, after receiving advice from the Company's financial advisor, shall have determined in its good faith reasonable judgment that the third party's proposal for an Acquisition Transaction is superior to Parent's revised proposal for an Acquisition Transaction, and (iv) the Company, at the time of such termination, pays the Expenses and the Termination Fee in accordance with Section 6.12.

    In the event of a termination of this Agreement and an abandonment of the Merger, no party hereto (or any of its directors, officers, representatives or agents) shall have any further liability or further obligation to any other party to this Agreement, except with respect to the provisions of this
    Article 6 and the other provisions that survive the Merger pursuant to
    Section 6.2 and except that nothing herein will relieve any party from liability for any willful breach of its representations, warranties, covenants and agreements set forth in this Agreement.

        6.2 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 6.1, as the case may be, except that, in the event the Effective Time occurs, the agreements set forth in Section 4.9 and the last sentence of Section 4.5(a) shall survive indefinitely and, in the event this Agreement is terminated prior to the occurrence of the Effective Time, the agreements set forth in Sections
4.3 and 6.12 shall survive indefinitely.

        6.3 Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that no such waiver may materially adversely affect the rights of the stockholders of the Company. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

        6.4 Entire Agreement. This Agreement and the two separate but substantially identical Stockholder Agreements, each dated as of the date, hereof among Parent and certain stockholders of the Company and the Confidentiality Agreement dated as of March 20, 1997, between the Company and Parent contain the entire agreement among Parent, the Purchaser and the Company with respect to the Merger and the other transactions contemplated hereby and thereby, and such agreements supersede all prior agreements among the parties with respect to these matters.

        6.5 Definitions. (a) As used herein, the term "Hazardous Substance" means asbestos-containing material and any and all hazardous or toxic substances, materials or wastes as defined or listed under the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Comprehensive Environmental Response, Compensation and Liability Act or any comparable state statute or any regulation promulgated under any of such federal or state statutes.

        (b) As used herein, the term "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

        (c) As used herein, the term "Superior Proposal" means a bonafide proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the Shares then outstanding or all or substantially all the assets of the Company, provided (i) such proposed transaction satisfies the tests set forth in clauses (x), (y) and (z) of the second sentence of Section 4.1(a) hereof and (ii) the Board of Directors determines, in its good faith reasonable judgment, that such proposed transaction is reasonably likely to be consummated without undue delay.

        6.6 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

        6.7 Headings. The descriptive headings contained in this Agreement are for convenience and reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        6.8 Notices. Each party shall promptly give written notice to the other party upon becoming aware of the occurrence or, to its knowledge, impending or threatened occurrence, of any event which would cause or constitute a breach of any of its representations, warranties or covenants contained or referenced in this Agreement and will use its best efforts to prevent or promptly remedy the same. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, telex or other standard form of telecommunications, by courier service, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

        If to the Company:

           8830 Biggs Ford Road

           Walkersville, Maryland  21793-0127
           Fax:  (301) 845-1006
           Attn:   F. Dudley Staples, Esq.

        With a copy to:

           Venable, Baetjer, Howard & Civiletti, LLP
           1201 New York Avenue, NW
           Suite 1000
           Washington, D.C.  20005
           Fax:  (202) 962-8300
           Attn:  Ariel Vannier, Esq.

        If to Parent or the Purchaser:

           Cambrex Corporation
           One Meadowlands Plaza
           East Rutherford, New Jersey 07073
           Fax:  (201) 804-9851
           Attn:  Peter Thauer, Esq.

        With a copy to:

           Debevoise & Plimpton
           875 Third Avenue
           New York, New York 10022
           Fax:  (212) 909-6836
           Attn:  Ralph Arditi, Esq.

or to such other address or facsimile number as any party may have furnished to the other parties in writing in accordance with this Section 6.8.

        6.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one agreement.

        6.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        6.11 Parties in Interest; Assignment. This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns, except that Section 4.9 is intended to be for the benefit of the parties referred to therein, and may be enforced by such parties. The Purchaser shall have the right (a) to assign to Parent or any direct or indirect wholly-owned subsidiary of Parent any and all rights and obligations of the Purchaser under this Agreement, including, without limitation, the right to substitute in its place such a subsidiary as one of the constituent corporations in the Merger (such subsidiary assuming all of the obligations of the Purchaser in connection with the Merger) and may require subsidiaries of the Company to merge with subsidiaries of the Purchaser (or its assignees) in connection with the Merger and (b) to restructure the transaction to provide for the merger of the Company with and into the Purchaser or such other entity as provided above; provided, however, that the Company shall not be deemed to have breached any of its representations and warranties herein by reason of the Purchaser exercising its rights hereunder, and by exercising such rights Parent will be deemed to have waived the receipt of any additional consents of third parties required by virtue thereof; and provided further that no such assignment shall affect any obligation of Parent or Purchaser hereunder and that it shall remain primarily liable as to its assigned obligations. If the Purchaser exercises its right to so restructure the transaction, the Company shall promptly enter into appropriate agreements to reflect such restructuring.

        6.12 Fees and Expenses. (a) Except as provided below in this Section 6.12, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement, the Stockholder Agreement and the transactions contemplated by this Agreement and the Stockholder Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

        (b) The Company shall pay, or cause to be paid, in same day funds to Parent the sum of (x) Parent's Expenses (as defined below) and (y) $4,125,000 (the "Termination Fee") upon demand if the Company terminates this Agreement pursuant to Section 6.1(i). In addition, the Company shall pay or cause to be paid, in same day funds to Parent the sum of Parent's Expenses and the Termination Fee if (i) the Purchaser terminates this Agreement pursuant to
Section 6.1(f) or 6.1(h) at any time after a proposal for an Acquisition Transaction has been made (ii) the Company or the Purchaser terminates this Agreement pursuant to Section 6.1(b), 6.1(c) or 6.1(e) at any time after a proposal for an Acquisition Transaction has been made or (iii) the

Purchaser terminates this Agreement pursuant to Section 6.1(f)(ii) at any time after a proposal for an Acquisition Transaction has been made and, within nine months after any termination referred to in the immediately preceding clauses
(i), (ii) or (iii) of this sentence, the Person that made the proposal for an Acquisition Transaction (or an affiliate thereof) completes a merger, consolidation or other business combination with the Company or a subsidiary of the Company, or the purchase from the Company or from a subsidiary of the Company of 30% or more (in voting power) of the voting securities of the Company or of 30% or more (in market value) of the assets of the Company and its subsidiaries, on a consolidated basis; provided that the Company will not have any obligations under this Section 6.12(b) if the Purchaser terminates this Agreement pursuant to Section 6.1(f)(ii) as a result of the failure of a condition to be satisfied unless the reason for the failure of such condition to be satisfied is reasonably related to the making of such proposal for an Acquisition Transaction by the Person that ultimately consummated a transaction with the Company. "Expenses" shall mean reasonable and reasonably documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement (including, without limitation, the fees and expenses of one counsel representing the financial institutions providing financing to the Purchaser and all fees and expenses of Parent's investment banking firm), provided that all such Expenses for this purpose shall not exceed $1.2 million in the aggregate.

        6.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date set forth above.

                              BIOWHITTAKER, INC.


                              By: /s/ NOEL BUTERBAUGH
                                  ------------------------------------
                                  Name:  Noel Buterbaugh
                                  Title: President and Chief Executive Officer



                              CAMBREX CORPORATION


                              By: /s/ PETER TRACEY
                                  ------------------------------------
                                  Name:  Peter Tracey
                                  Title: Executive Vice President



                              BW ACQUISITION CORPORATION


                              By: /s/ PETER E. THAUER
                                  ------------------------------------
                                  Name:  Peter E. Thauer
                                  Title: Vice President

                                     ANNEX A

           Certain Conditions of the Offer Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment, or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered shares after the termination or withdrawal of the Offer), to pay for any Securities tendered pursuant to the Offer, and (subject to the terms of the Agreement) may amend or terminate the Offer or postpone the acceptance for payment, the purchase of, and/or (subject to any such applicable rules and regulations of the Commission) payment for, Securities tendered, (i) unless there are validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares which, together with the number of Option Shares (as such term is defined in the Stockholder Agreement) subject to the Stockholder Agreement, represents in excess of 50% of the Shares on a fully-diluted basis, or (ii) if at any time on or after the date of the Agreement and at or before the time of payment for any such Shares (whether or not any Shares shall theretofore have been accepted for payment or paid pursuant to the Offer) any of the following conditions exists:

           (a) there shall have been any action or proceeding brought by any governmental authority before any federal or state court, or any order or preliminary or permanent injunction entered in any action or proceeding before any federal or state court or governmental, administrative or regulatory authority or agency, located or having jurisdiction within the United States or any country or economic region in which either the Company or Parent, directly or indirectly, has material assets or operations, or any other action taken, proposed or threatened, or statute, rule, regulation, legislation, interpretation, judgment or order proposed, sought, enacted, entered, enforced, promulgated, amended, issued or deemed applicable to Purchaser, the Company or any subsidiary or affiliate of Purchaser or the Company or the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency located or having jurisdiction within the United States or any country or economic region in which either the Company or Parent, directly or indirectly, has material assets or operations, which could reasonably be expected to have the effect of: (i) making illegal, or otherwise restraining or prohibiting or making materially more costly, the making of the Offer, the acceptance for payment of, payment for, or owner-ship, directly or indirectly, of some of or all the Shares by Parent or Purchaser, the consummation of any of the transactions contemplated by the Agreement or materially delaying the Merger; (ii) prohibiting or materially limiting the owner-
         ship or operation by the Company or any of its subsidiaries, or by Parent, Purchaser or any of Parent's subsidiaries of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or Parent or any of its subsidiaries, or compelling Purchaser, Parent or any of Parent's subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or Parent or any of its subsidiaries, in each case as a result of the transactions contemplated by the Offer or the Agreement; (iii) imposing or confirming material limitations on the ability of Purchaser, Parent or any of Parent's subsidiaries effectively to acquire or hold or to exercise full rights of ownership of Shares including, without limitation, the right to vote any Shares acquired or owned by Parent or Purchaser or any of Parent's subsidiaries on all matters properly presented to the shareholders of the Company, including, without limitation, the adoption and approval of the Agreement and the Merger or the right to vote any shares of capital stock of any subsidiary directly or indirectly owned by the Company; (iv) requiring divestiture by Parent or Purchaser, directly or indirectly, of any Shares; or (v) which could reasonably be expected to materially adversely affect the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole or the value of the Shares or of the Offer to Purchaser or Parent;

                  (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any U.S. government or governmental, administrative or regulatory authority or agency, on, or any other event that materially adversely affects, the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which would reasonably be expected to have a Material Adverse Effect or materially adversely affect (or materially delay) the consummation of the Offer or (v) in the case of any of the foregoing existing at the time of the execution of the Agreement, a material acceleration or worsening thereof which acceleration or worsening is reasonably expected to have a Material Adverse Effect on the Company or to materially adversely affect the consummation of the Offer;

                  (c) (i) it shall have been publicly disclosed that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the outstanding Shares has been acquired by any corporation (including the Company or any of its subsidiaries or affiliates), partnership, person or other entity or group (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or any of its affiliates, or (ii) (A) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Purchaser the approval or recommendation of the Offer, the Merger or the Agreement and, within ten business days of taking and disclosing to its stockholders the aforementioned position, shall not have publicly reconfirmed its recommendation of the Offer, the Merger or the Agreement, or approved or recommended any takeover proposal or any other acquisition of Shares other than the Offer and the Merger, (B) any such corporation, partnership, person or other entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries or (C) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

                  (d) any of the representations and warranties of the Company set forth in the Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as if such representations and warranties were made at the time of such determination, except with respect to representations and warranties made as of an earlier time;

                  (e) the Company shall have failed to perform any material obligation or to comply with any material agreement or material covenant of the Company to be performed or complied with by it under the Agreement;

                  (f) the Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the consent of the Company; or

                  (g) any waiting periods under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated or any material approval, permit, authorization, consent or waiting period of any domestic, foreign or supranational governmental, administrative or regulatory agency (federal, state, local, provincial or otherwise) located or having jurisdiction within the United States or any country or economic region in which either the

         Company or Parent, directly or indirectly, has material assets or operations, shall not have been obtained and such failure to obtain could reasonably be expected to have a Material Adverse Effect on the Company or the value of the Shares or the Offer to the Purchaser;

which, in the good faith sole judgment of Purchaser makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Shares or to proceed with the Merger.

         The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion (subject to the terms of the Agreement). The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                                                       Exhibit A







              List of Stockholders Party to Stockholders Agreement


Management Stockholders Agreement

       Anasco GmbH

Stockholders Agreement

       Noel Buterbaugh
       Thomas Winkler
       Philip Rohrer
       Leif Olsen
       Dudley Staples
       Joseph Alibrandi

                                                                    Schedule 2.2







                        Officers of Surviving Corporation


Joseph F. Alibrandi                   Chairman of the Board

Noel L. Buterbaugh                    President and Chief Executive Officer

Thomas R. Winkler                     Executive Vice President and Chief
                                      Operating Officer

Philip L. Rohrer, Jr.                 Vice President and Chief Financial
                                      Officer

Leif E. Olson                         Vice President, Regulatory Affairs

Peter E. Thauer                       Vice President and Assistant Secretary

Douglas McMillan                      Vice President and Assistant Treasurer

F. Dudley Staples                     Secretary and General Counsel

                   DISCLOSURE SCHEDULE (AS OF AUGUST 22, 1997)


3.2      REPRESENTATIONS AND WARRANTIES OF BIOWHITTAKER

         (b)      CAPITALIZATION.

                  - Preemptive Rights - Pursuant to Section 8.01(c) of the Stock Purchase Agreement, dated September 24, 1991, between BioWhittaker, Inc. and Anasco GmbH (the "Anasco Stock Purchase Agreement"), BioWhittaker is obligated to pay Anasco a Compensation Amount (as defined in the Anasco Stock Purchase Agreement) upon the exercise of Substitute Options (as defined in the Anasco Stock Purchase Agreement). The compensation is to be paid in either cash or Voting Securities (as defined in the Anasco Stock Purchase Agreement) at the election of BioWhittaker. Under the terms of the Anasco Stock Purchase Agreement, such right will terminate upon the sale of Anasco's shares of BioWhittaker Common Stock upon consummation of the Tender Offer, such that Anasco's beneficial ownership is less than 5%.

                  - Options to acquire 1,071,388 shares of stock outstanding (see attached list).

                  -        For voting trusts or other voting agreements - see
                           Article VIII of the Anasco Stock Purchase Agreement.

                  -        For stock appreciation rights, BioWhittaker U.K.
                           Limited stock is subject to the rights of Alan Baines under the Equity Compensation Plan Agreement with Alan Baines dated as of December, 1991.

         (c)      SUBSIDIARIES.

                  -        BioWhittaker Technologies, Inc., a Delaware
                           Corporation

                  -        Clonetics Corporation, a Delaware Corporation

                  -        BioWhittaker USVI, Inc., a U.S. Virgin Islands
                           Corporation

                  -        BioWhittaker U.K. Limited, a United Kingdom
                           Corporation

                  -        BioWhittaker Holdings, Inc., a Delaware Corporation

                  - With respect to BioWhittaker U.K. Limited, the stock is subject to the rights of Alan Baines under the Equity Compensation Plan Agreement with Alan Baines dated as of December, 1991 and the provisions of the Stock Purchase Agreement dated April 30, 1995, between BioWhittaker, Inc and Boehringer Ingelheim International GmbH, as amended by Amendment No. 1 dated July 26, 1995 (the "1995 Stock Purchase Agreement").

                  - With respect to the last sentence of Section 3.2(c), BioWhittaker has the right to re-acquire an interest in the Boehringer Ingelheim BioProducts Partnership pursuant to the terms and conditions set forth in the 1995 Stock Purchase Agreement.

(d)      AUTHORITY.

         The following corporate actions could be required:

                  - Board action required to call a meeting of stockholders to approve the Merger.

                  - Board action to comply with Section 1.3 of the Agreement.


(e)      CONSENTS: NO VIOLATION (ASSUMES BIOWHITTAKER IS THE SURVIVING
         CORPORATION).

         (ii)       The following agreements are exceptions to (ii)
                  - Loan agreement with NationsBank.
                  - The following Agreements would be affected by a Change of
                    Control as described below:

                  - Stock Purchase Agreement as of 9/24/91 between BioWhittaker, Inc. and Anasco GmbH (the "1991 SPA")

                  -        1995 Stock Purchase Agreement.

                  -        Joint Venture and Partnership Agreement, dated as of
                                           , 1991 (date left blank on our copy),
                           by and between Boehringer Ingelheim BioProducts, Inc. and BioWhittaker International, Inc.

                  - Technology License Agreement, dated as of October 31, 1991, by and between BioWhittaker, Inc and BioWhittaker International, Inc. and Assignment and Assumption of Technology License Agreement dated October 31, 1991 between BioWhittaker International, Inc. and Boehringer Ingelheim BioWhittaker.

                  - Distributor Agreement, dated as of November 1, 1995, by and between BioWhittaker, Inc. and Boehringer Ingelheim BioProducts, Partnership.

                  - Distributor Agreement by and between Boehringer Ingelheim BioWhittaker and BioWhittaker UK, Limited.

                           1. If the Company undergoes a "Change of Control" as
                  contemplated by the Merger Agreement, Boehringer Ingelheim would have a right to terminate the Company's option to reacquire its interest in the BI Joint Venture Affiliate (see 8.3(a)(iii) of Stock Purchase Agreement between BioWhittaker, Inc. and Boehringer International GmbH dated 4/28/95 ("the 1995 SPA")).

                           Under the express terms of the relevant agreements,
                  such a termination would also result in the following;

                           The covenants of Section 9.1 of the 1995 SPA would
                  cease to be in effect (see Section 9.1 of the 1995 SPA).

                           The covenants of Section 9.2(b) of the SPA would
                  become effective. In addition, and depending on whether the Exercise Period is deemed to have "expired" upon receipt of a notice of termination associated with a Change of Control date (see the definitions of "Exercise Period" and "Option Termination Date in Section 8.3(a) of the 1995 SPA), the covenants of Section (9.2(a), (c) and (d) may also become effective.

                           Pursuant to Section 9.4, of the 1995 SPA, Boehringer
                  Ingelheim would have a right of first refusal to purchase BioWhittaker UK, Limited.

                           To the extent that there are inconsistencies in the
                  drafting of, or among the provisions of, the provisions of the agreements referred to above, the Company expresses no opinion in this Disclosure Schedule as to the correct interpretation of such provisions.

                           2. If Anasco and its affiliates ceased to own 5% or
                  more of the Total Voting Power (as defined in the Stock Purchase Agreement as of 9/24/91 between BioWhittaker, Inc. and Anasco GmbH (the "1991 SPA")), the rights and obligations of the parties under Article VIII of the 1991 SPA would terminate (subject to a right of revival) if Anasco subsequently re-acquired 5% or more of the Total Voting Power). The rights and obligations at issue include Anasco's rights to Board representation, registration rights and compensation upon exercise of any Substitute Stock Options and the Company's rights of first refusal with regard to Company stock, to require Anasco to vote for Board nominees and to be counted towards a quorum at a stockholder meeting and to restrict certain other actions of Anasco relating to voting rights and acquisitions of the Company.

                  -        Supplemental Executive Retirement Plan.

                  - Written Consent of Directors (oral consent having been obtained) required to cash out options issued to Directors under the 1994 Stock Option Plan for Non-Employee Directors.

                  - Federal contracts are subject to the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. 3727, 41 U.S.C. 15) and related rules, regulations and contract clauses (see for example Federal Acquisition Regulations Subpart 42.12) and administrative and court decisions thereon; state procurement laws may have similar provisions. While there are strong arguments that this transaction as structured is not an assignment or transfer under the federal law, there is some authority to the contrary and it is conceivable that a government contracting officer could determine that consents were required.

                  (f)      SEC REPORTS, ETC.

                           See litigation schedule (Section 3.2(i) of the Disclosure Schedule).

                  (g)      NO MATERIAL ADVERSE CHANGE.

                           MATERIAL ADVERSE CHANGES SINCE 10/31/96.

                           (i) See litigation schedule (Section 3.2(i) of the Disclosure Schedule) and First Amendment dated January 23, 1997 to Asset Purchase and Supply Agreements with Carter-Wallace, Inc.

                           (ii) See stock options granted in February, 1997 as shown on the list of outstanding options referred to in Section 3.2(b) of this Disclosure Schedule; compensation information in most recent proxy disclosure does not include December, 1996 salary and bonus adjustments which have been separately disclosed to Purchaser.

                           (iv) Employment Agreement pending with Alan Baines (copy furnished to Purchaser's representatives).


                           - BioWhittaker executed a Change of Control Employment Agreement with each of the following persons on or about March 11, 1997:

                                     Philip L. Rohrer, Jr.
                                     Thomas R. Winkler
                                     F. Dudley Staples, Jr.
                                     Leif Olsen

                  (vi) BioWhittaker will implement FASB 123 in 1997 as
                       disclosed in the most recent SEC Form 10-K. Also, the IRS notified BioWhittaker that it will consent to a change in tax accounting methods for inventory. A copy of the Consent Agreement dated July 16, 1997 has been provided.

         (i)      LITIGATION.

                  -    George Erie
                       v.
                       BioWhittaker, Inc., Noel Buterbaugh and Thomas R. Winkler United States District Court
                       District of Massachusetts
                       Civil Action No. 97-11414 REK

                       George Erie was formerly employed by BioWhittaker as a salesman. On May 22, 1997, Mr. Erie's employment was terminated by BioWhittaker. Mr. Erie has filed suit claiming damages for (a) breach of contract (an alleged lifetime employment contract), (b) promissory estoppel (based on a representation that the Company would employ Mr. Erie until he chose to retire) and
                       (c) negligent or intentional misrepresentation (inducing Mr. Erie to leave his prior employment).


                       Mr. Erie seeks damages in an undetermined amount, but indicates that the compensation that he would have earned from continued employment would have been not less than $1,585,000. Mr. Erie also seeks interest and costs, including reasonable attorney's fees.

                       At this time, the Company has not been required to file a response to the original complaint. The Company will contend that, in addition to other defenses, Mr. Erie was employed at will.

                       Pennsylvania Regional Tissue & Transplant Bank t/d/b/a Pennsylvania Regional Tissue Bank v.
                       James S. Bardsley, Jr. et al
                       and
                       BioWhittaker, Inc.
                       United States District Court
                       Middle District of Pennsylvania
                       Scranton Division
                       Civil Action No. 3:CV-96-0608

                       Mr. Bardsley was, at one time, an employee of PRTB and/or its subsidiaries. Mr. Bardsley left PRTB's employ and set up Anatomic Gift Foundation and the Human Cell Culture Center, Inc. (HCCC) in 1994 or before. PRTB claims that the defendants (a) usurped a corporate opportunity (b) converted and misappropriated trade secrets

         (c) conspired to harm PRTB and other defendants, (d) breached agreements with PRTB and its subsidiaries, (e) breached their fiduciary duty to PRTB and its subsidiaries and (f) tortiously interfered with contractual relationships with organ procurement organizations, researchers and others.

         In the complaint, the plaintiff seeks unspecified damages in excess of $50,000 and punitive damages together with interest and costs and injunctions to prevent further violations of plaintiff's rights. In 1996, BioWhittaker entered into a contract with HCCC (a copy of which has been furnished to Parent) to distribute certain products for HCCC. In July of 1997, the plaintiff filed a motion to join BioWhittaker as a party to the litigation. Defendants have responded opposing the motion to join BioWhittaker. At this time, BioWhittaker is not a party to the suit and will have a chance to file motions objecting to its joinder, if plaintiff's motion to join BioWhittaker is approved by the court.

-        BioWhittaker, Inc.
         v.
         Pharmacia-Upjohn K.K, et al
         Tokyo District Court
         Case No. Tokyo District Court Hei-9(1997)-WAS-5792
         Case No. Tokyo District Court Hei-9(1997)-YO-22042

         BioWhittaker previously sued Pharmacia AB (now merged with Upjohn as Pharmacia & Upjohn, Inc.) and certain of its affiliates (collectively with Pharmacia referred to as Pharmacia) and one of its distributors in the United States for breach of its U.S. Patent on methods for testing for certain allergies. After a partial summary judgment in favor of BioWhittaker, Pharmacia agreed to a settlement in which it agreed to pay $3.5 million in damages for past infringement, $500,000 as a royalty for 1995 and royalties at a rate of 3% per annum for all sales in the United States, Canada and Australia until BioWhittaker's patents in those countries expired, with a minimum royalty of $300,000 per year on sales from the United States for years 1996-1999.

         At the time of the US settlement, there was a patent pending on the same technology in Japan. Pharmacia chose to oppose the issuance of that patent, but the Patent was issued over Pharmacia's opposition. Now that the patent has issued in Japan, after unsuccessful attempts to get Pharmacia to negotiate concerning use of the patented technology in Japan, the Company has filed a lawsuit against Pharmaria seeking damages and an injunction against future use of the patent. The amount of the controversy is approximately 7.5 billion yen, including approximately 5 billion yen of damages and compensation and approximately 2.5 billion yen representing the value of the injunctions against Pharmacia and one of its Japanese distributors.

- Promocell cases in Germany and France (trademark litigation by Clonetics that commenced prior to Clonetics acquisition) CellSystems Biotechnologie Vertriebs GmbH and Clonetics Corporation v.
         Dr. Detlef Hinz and Dirk Huttner
         Upper District Court Karlsruhe, Federal Republic of Germany
         Case No. 16:507
                 and
-        Clonetics Corporation
         v.
         Docteur Detlef Hinz
         Docteur Dirk Huttner
         PromoCell
         la 2 ieme Chambre du Tribunal de Grande Instance de Rennes, France Case No. 3282/95

         These cases began prior to BioWhittaker's acquisition of Clonetics Corporation. Originally Messrs. Hinz and Huttner, trading as PromoCell filed suit in Germany against a Clonetics distributor and Clonetics Corporation seeking damages for trademark infringement. It was subsequently determined that Messrs. Hinz and Huttner had trademarked marks which were already in use by Clonetics and copied Clonetics promotional materials. Clonetics countersued for unfair trade practices and other causes of action seeking a cancellation of PromoCell's trademarks that copied the Clonetics trademarks, damages and other remedies. In the original trial court, Clonetics was awarded damages, the cancellation of the infringing marks and other remedies. On appeal, the intermediate court confirmed in part and reversed in part, indicating that Clonetics was entitled to cancellation of the marks registered by PromoCell, but was not entitled to damages. The matter is presently on appeal to the highest court in Germany and is awaiting the original trial in France where Clonetics had filed trademarks prior to PromoCell's use of similar marks.

-        Dispute with Microbix concerning supply of HNK calls.

         Microbix BioSystems, Inc. v. BioWhittaker, Inc. and BioWhittaker Holdings, Inc., United States District Court for the District of Maryland, Case number MJ9-972525.

         Microbix Biosystems filed suit against BioWhittaker and BioWhittaker Holdings alleging anti trust violations, including violations of sections 1 and 2 of the Sherman Act, misrepresentation, promissory estoppel and breach of a requirements contract. Plaintiff seeks treble damages with regard to the anti-trust claims, injunctive relief prohibiting defendants from refusing to sell HNK cells to Microbix for five years and damages in excess of $75,000 on each of 2 counts, with exemplary punitive damages in the amount of $10 million, an order of specific performance, a declaration of rights and costs and expenses and attorneys fees for each cause of action.

-        Claim of possible patent infringement of U.S. Patent No. 5,262,359.
         Notice of claim received from the Centers For Disease Control in letter dated August 8, 1997.

         On or about August 12, BioWhittaker received a letter dated August 8,

                  1997 from Marjorie Hunter, Technology Licensing Specialist with the Centers for Disease Control and Prevention, indicating that BioWhittaker was marketing H292 Human Lung Mucocpidermoid Carcinoma Cells and alleging that the cells were subject to a patent issued on November 16, 1993 relating to methods for propagating human paramyxoviruses in the H292 cell line. She further indicated that the patent had been exclusively licensed to Intracel Corporation. BioWhittaker is in the process of investigating this claim. However, total sales of the product alleged to infringe the patent have not exceeded $20,000 in total for the period of four years since the patent was issued.

         (j)      FEES.

                - Engagement letter between Alex. Brown & Sons Incorporated and
                  BioWhittaker, Inc. dated January 2, 1997.

         (m)      EMPLOYEE BENEFIT PLANS: EMPLOYEE AGREEMENTS.

                - Employment Agreements

                  Dr. Judith Blasser     Offer and relocation letter
                  Hoda Elgendy           Offer letter includes specific term and
                                         relocation benefit already paid
                  Marjorie Root          Relocation letter
                  Mary Tsao              Offer and relocation letter

                  On or before January 17, 1996, BioWhittaker executed employment agreements with the following persons who were then employees of CLONETICS CORPORATION, who are currently employed by BioWhittaker:

                  Michael Campbell
                  Jeffrey Janus
                  Soverin Karmiol
                  Jess Stengel
                  Sandra Weise-Valone

                  BioWhittaker and or its British subsidiary executed employment agreements with the following BIOWHITTAKER, U.K. employees:

                  Deborah Ann Wilson     Customer Support               08/01/91
                  Debbie Hobbs           Customer Service Executive     05/01/97
                  David Charles Guy      Product Specialist             06/15/92
                  Lindsay Aspinwall      Sales Representative           04/14/97
                  Philip Strun           Sales Representative           09/02/96
                  Jean Ibbotson          Office Administrator           05/01/95
                  Claire Truluck         Financial Assistant            01/27/97
                  Joanne Thorndike       Sales Representative           01/01/94
                  Kevin Jenkyn Jones     Sales Representative           01/30/95
                  Alan Baines            General Manager                Pending


                  In addition to the specific employment agreements listed above, there are employment offer letters that were given to some employees, which do not commit BioWhittaker to any specific term of employment or termination benefits. At or prior to commencing employment, employees are also asked to sign employment applications which indicate employment is at will and Confidentiality and Ownership of Inventions Agreements designed to protect BioWhittaker's trade secrets and inventions.

                  TERMINATION AGREEMENTS

                  George Erie termination agreement proposed, but not accepted as of August 21, 1997.

                  SEVERANCE AGREEMENTS

                  Severance Plan for employees terminated as a result of the sale of the diagnostic product lines to Carter-Wallace.

                  COMMISSION AGREEMENT PLANS.

                  There are a total of 12 Sales Representatives, 2 Industrial Account Managers, 2 Regional Managers and 8 Technical Sales Representatives (Clonetics) with Commission Agreement Plans, as well as National Sales Managers Dennis Barger and Sandra Weise-Valone (Clonetics), and International Sales Manager (Clonetics) Michael Campbell.

                  THE FOLLOWING MANAGERS FROM CLONETICS also have Employment Contracts as noted above which include Commission Plans:

                                     Jeffrey Janus
                                     Jess Stengel
                                     Soverin Karmiol

                  SALARY PLANS

                  DISCRETIONARY BONUS PLAN

                           Levels of employees eligible:
                                    Director
                                    Manager
                                    Supervisor
                                    Various Scientific and Professional

                  1991 LONG-TERM INCENTIVE STOCK OPTION PLAN covers Executives and Senior / Middle Management but terms of options granted to executives and to others and at different times differ slightly. See list of option holders included under Section 3.2(b) of this Disclosure Schedule. ALSO SEE 1994 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS.

                  SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (SERP) for the following employees:

                                  Noel Buterbaugh
                                  Thomas Winkler
                                  Philip Rohrer

                BENEFIT PLANS:

                SECTION 125 CAFETERIA PLAN

                Medical                             Blue Cross and Blue Shield
                                                    of Maryland
                                                    Prudential (Calif. Clonetics
                                                    Plan)
                Dental                              Blue Cross and Blue Shield
                                                    of Maryland
                Vision                              Vision Services Plan
                Prescription Card and Mail-in       Express Scripts
                Group Term Life Ins.                Medical Life
                Group Universal Life, AD&D          Prudential
                Short Term Disability               Prudential (Non-exempt)
                Long Term Disability (Core & Supp)  Prudential (All employees)
                Travel Accident Ins.                Reliance Standard
                Health Care Reimb. Acct.            Crawford, Slevin & Hicks
                Dependent Carr Reimb. Acct.         Crawford, Slevin & Hicks

                RETIREMENT PLANS.

         Employees Pension Plan (Target Plan).
         Savings and Stock Investment Plan (401(k)).

         OTHER BENEFIT PLANS:

         Vacation and vacation accruals
         Sick leave plan
         Holidays and Floating Holidays
         Educational Assistance


-        Change of control employment agreements (See Section 3.2(g)).

- Consulting agreements with Diane Wyatt and Dr. Nick Harris (which include rights to potential commissions).

-        Equity Compensation Plan Agreement with Alan Baines dated as of
         December, 1991.

(o)     CONTRACTS: DEBT INSTRUMENTS.

         (i) See litigation schedule (Section 3.2(b) of this Disclosure Schedule) - In the Erie litigation, there is a claim of breach of a contract for employment and Microbix has alleged that it had an unwritten contract for supply of material which has been breached.

         (p)      TAXES AND TAX RETURNS.

         -        Audited through BioWhittaker's taxable year ended October 31,
                  1994.

         - Tax Agreement dated as of September 24, 1991 between BioWhittaker and Whittaker Corporation with amendment dated October 23, 1991 and indemnification provision related to such agreement in Section 10.02 of the Anasco Stock Purchase Agreement.


         (r)      ENVIRONMENTAL MATTERS.

                  BioWhittaker has been identified as a de minimis participant in the Spectron/Galaxy Superfund site. We have been advised that a settlement is about to be proposed for the de minimis participants.

4.2      COVENANTS

         (a)      INTERIM OPERATIONS. (EXCEPTIONS)

                  (vii) See attached list of capital expenditures.

                  (ix) Resolution of Microbix dispute could require changes to the Exclusive Supply Agreement with Abbott and resolution of the Pennsylvania Regional Tissue Bank case could require changes to the HCCC agreement.

                  (x) FASB 123 becomes effective in 1997 as disclosed in BioWhittaker's most recent SEC Form 10-K. Also, the IRS notified BioWhittaker that it will consent to a change in tax accounting methods for inventory. A copy of the Consent Agreement dated July 16, 1997 has been provided.

                                 BIOWHITTAKER, INC.
                              OPEN C.A.R. STATUS REPORT
                            PERIOD 9 ENDING JULY 27, 1997

DEPT    DEPT            CAR             AMOUNT          AMOUNT SPENT    BALANCE             CAR
NO.     NAME           NUMBER          APPROVED            TO DATE       OPEN           DESCRIPTION
-----------------------------------------------------------------------------------------------------------------------------------
0610     MEDIA          171-9627-000    66,400.00       48,390.06       36,009.96       INTRASEPT FILLING MACHINE INSTALLATION
0610     MEDIA          171-9707-000    10,200.00        6,800.00        3,400.00       500L CONTAINER CONSTRUCTION
0610     MEDIA          171-9716-000    18,000.00            0.00       16,000.00       ERGO ELECTRIC LIFT & EXTENSION PALLET JACK
0610     MEDIA          171-9724-000    13,000.00        3,860.10        9,139.90       1100L TANK AGITATOR
0610     MEDIA          171-9728-000    32,100.00        3,914.01       28,185.99       FLOOR SCALE-SHUT OFF VALVES DRUM FILLS
0610     MEDIA          172-9814-000     6,790.00            0.00        5,790.00       LINE CLEARANCE
0610     MEDIA          172-9750-000     1,600.00        1,560.00           50.00       AUTOCLAVE CART PARKING STAND


0620     CELLS          171-9723-000    13,500.00        4,464.00        9,036.00       REPLACEMENT SYRINGES COZZOLI TUBING MACH
0620     CELLS          171-9748-000     8,500.00        3,241.94        5,258.06       GOWNING ROOM CELL SPECIAL LABS
0620     CELLS          171-9756-000     2,781.68            0.00        2,781.68       BWI CELLS SPECIALS LABS


0723     PILOT OPS      171-9729-000    27,800.00            0.00       27,800.00       BAG LEAK TESTING SYSTEM


0733     R&D            172-9746-000     9,589.75          183.49        9,396.26       SERUM FREE CHO MEDIA DEVELOPMENT


0614     B/C CUST SVC   172-9753-000     1,800.00            0.00        1,800.00       "ON HOLD" MESSAGE PROVIDER


0615     STER SVCS      171-9633-000    69,500.00       70,297.80         (797.90)      GLASSWARE WASHER
0615     STER SVCS      172-9729-000     2,200.00            0.00        2,200.00       ADDITIONAL BOTTLE CRUSHER
0615     STER SVCS      172-9754-000     8,500.00            0.00        8,500.00       CARTS & ACCESSORIES


0640     HUMAN RESC     171-9726-000    10,785.00        5,392.00        5,393.00      OFFICE FURNITURE HR


0671     OCCUP-EAST     171-9714-000    30,000.00        8,741.48       21,258.52      NEW ROOF BLDG 1
0671     OCCUP-EAST     171-9725-000    13,500.00            0.00       13,500.00      BLDG 1 BOILER FEED WATER SYSTEM


0672     OCCUP-WEST     171-9624-000    12,000.00       16,667.98       (4,067.98)     DESIGN SVCS FOR BWI CAFETERIA/EXEC OFFCS
                                                                                         (ON HOLD)
0672     OCCUP-WEST     171-9642-000   400,700.00      296,066.14      104,633.86      BLDG 100C ADDITION (SHIPPING)
0672     OCCUP-WEST     171-9704-000   256,000.00      279,412.08      (23,412.08)     CLONETIC MFG 602-803 BLDG 100B
                                                                                         (AMENDMENT PENDING)
0672     OCCUP-WEST     171-9706-000    50,000.00       48,025.14        1,974.86      ROOFTOP UNIT A/C4 REPLACEMENT
0672     OCCUP-WEST     171-9713-000    90,000.00       87,700.76        2,299.22      SECOND CHILLER REPLACEMENT
0672     OCCUP-WEST     171-9717-000   450,000.00       36,767.00      414,213.00      WFI STILL & ADDITION

                                 BIOWHITTAKER, INC.
                              OPEN C.A.R. STATUS REPORT
                            PERIOD 9 ENDING JULY 27, 1997

DEPT    DEPT                CAR            AMOUNT      AMOUNT SPENT    BALANCE                   CAR
 NO.    NAME               NUMBER         APPROVED        TO DATE        OPEN                 DESCRIPTION
---------------------------------------------------------------------------------------------------------------------------
0872    OCCUP-WEST      172-9721-000        3,500.00       3,500.00         0.00       UTILITY RELOCATION DESIGN
0872    OCCUP-WEST      172-9723-000        9,180.00      10,251.17    (1,017.17)      100B CORE RENOVATION (AMENDMENT PENDING)
0872    OCCUP-WEST      172-9751-000        1,700.00         952.30       747.70       100/100B CONNECTING CORRIDOR A/C
0872    OCCUP-WEST      172-9752-000        2,200.00           0.00     2,200.00       BLDG 100A STOREFRONT DOORS

0901    SALES           171-9712-000       45,250.00       8,858.27    38,391.73       REFRIGERATION EQUIPMENT TO SUPPORT SOS

0912    OFFICE AUTO     171-9700-000       77,000.00      36,996.69    41,000.31       BLANKET CAR FOR FY97 PC PURCHASES

1030    VIROLOGY        172-9742-000        5,000.00       4,864.49       135.51       FLOW ROTOR-RETURN PRODUCTION
1030    VIROLOGY        172-9755-000        5,500.00           0.00     5,500.00       SUPERSPEED ROTOR FOR FETLIN PRODUCTION

1348    LAL WALK        171-9637-000       11,300.00           0.00    11,300.00       90 WELL LAL DISPOSABLE MOLD
1348    LAL WALK        171-9727-000       39,000.00           0.00    39,000.00       SCREW CAP UPDATE FOR FD 6000 FAXALL
1348    LAL WALK        171-9731-000        7,330.00       7,368.58       (38.58)      13MM PART FOR WEST CAPPER

1349    LAL-CHINCO      171-9711-000       30,000.00      18,295.79    11,704.21       CHINCOTEAGUE PROCESSING ROOM HVAC
                                        ========================================
                               TOTAL    1,661,006.43   1,010,589.38   850,417.05

                             CLONETICS-BIOWHITTAKER, INC.
                              OPEN C.A.R. STATUS REPORT
                             PERIOD ENDING JULY 27, 1997


DEPT    DEPT                 CAR            AMOUNT           AMOUNT SPENT    BALANCE                CAR
 NO.    NAME                NUMBER          APPROVED           TO DATE        OPEN               DESCRIPTION
---------------------------------------------------------------------------------------------------------------------------
0516    Media              172-9706-000       8,200.00            0.00         8,200.00     Bag Packaging System

0620    Cells              171-9701-000     160,500.00       34,216,42       126,281.58     Mig Equipment for Clonetics 802/603 Core

0620    Cells              171-9704-000      29,000.00            0.00        29,000.00     Speical Lab-Clonetics

0628    Hepatocyte         171-9703-000      19,900.00        3,390.00        16,510.00     Hepatocyte Lab Equipment

0633    Ship Clonetics     171-9702-000      14,200.00       14,691.17         (481.17)     1840 Dewar (to be Capitalized Pd 10)

0912    Off Auto           171-9709-000       4,000.00            0.00         4,000.00     Clonetics Web Page

0912    Off Auto           171-9710-000       5,200.00            0.00         5,200.00     Network Remote Access
                                            ==========       =========       ==========
        TOTAL                               241,000.00       52,299.59       168,700.41

                              Bio Whittaker, Inc.
                           Individual Grantee Summary
                               Subsequent Options




                Option   Option              Number of shares
                                            --------------------
Graphics         Data    Price   Granted   Exercised   Cancelled   Available
--------         ----    -----   -------   ---------   ---------   ---------
Butterbaugh/
Steel.........  11/14/91  35,674   9,062                              9,062

                11/14/91  66,000  64,993                             84,993

HB, Stanley...  11/14/91  35,074   1,380                              1,350

Warbler Thomas. 11/14/91  55,010  71,873                             31,873

(Name above
level)
------------
Total All Grantees                127,272                           127,280

                              BIOWHITTAKER, INC.
                          INDIVIDUAL GRANTEE SUMMARY
                              SUBSEQUENT OPTIONS


                                                    NUMBER OF SHARES
                        GRANT     OPTION   ------------------------------------
    GRANTEE              DATE      PRICE   GRANTED  EXTENDED CANCELED AVAILABLE
    -------             -------   -------  -------  -------- -------- ---------
(Name below this line)

Andarre Wile ......... 04/20/97   $0.3750   25,000                      5,000
                       03/17/97    0.7990   20,000                      2,000

Albrand, Joseph ...... 01/13/97    0.1230    1,000                      5,000

Andrews, Rick ........ 02/17/97    0.7500    1,000                      2,000

Burgus, Dennis ....... 02/17/97    0.7500    2,000                      2,000

Barahby, Ron ......... 02/17/97    0.3750    6,000                      5,000
                       02/17/97    0.7500    2,400                      2,000

Blumenthal, Bob ...... 02/19/97    0.7600    1,000                      1,000

Brown, Garry ......... 02/17/97    0.7500    1,000                      1,000

Buterbaugh, Noey ..... 12/04/91    0.6000  100,000                    100,000
                       03/18/93    0.7600  100,000                    100,000
                       12/18/98    0.7500  100,000                    100,000
                       02/17/97    0.7500    9,000                      9,000

Campbell, Michael .... 02/17/97    0.7500    1,000                      1,000

Chara, Patrick ....... 02/17/97    0.7500    1,000                      1,000

Cooper Harold ........ 02/20/93    0.7500    5,000    1,847    3,333        0


Dirharren, John ...... 02/17/97    0.7500      100                        300

Burrell, Don ......... 02/17/97    0.7500      300                        300

Feminc, Linda ........ 08/07/93    0.7500    2,302                      2,500
                       02/17/97    0.1500      300                        800

Forrald, Bruce ....... 12/03/97    0.7500   19,000                     14,000
                       03/18/93    0.7500   19,000                     14,000
                       02/17/97    0.7500    1,000                     19,000

Goodman, Glen ........ 08/14/97    0.3740    2,500                     25,000
                       02/17/97    0.7900      300                        300

Haines, Pal .......... 02/17/97    0.7500      200                        200

HO, Stanley, L. ...... 12/19/97    0.6006   20,000                      20,000
                       02/17/97    0.7500   10,000                      19,000
                       02/17/97    0.7500    1,000                       1,000

Hocheder, Paul ....... 02/17/97    0.7500    5,006                         300

Jan, Silettery ....... 02/17/97    0.7500    4,000                       4,000

Karim, Sov ........... 02/17/97    0.7560    4,000                       1,000

                              BIOWHITTAKER, INC.
                          INDIVIDUAL GRANTEE SUMMARY
                              SUBSEQUENT OPTIONS

                                                    NUMBER OF SHARES
                     GRANT     OPTION    -------------------------------------
  GRANTEE             DATE     PRICE     GRANTED EXERCISED CANCELLED AVAILABLE
  -------            -----     ------    ------- --------- --------- ---------

Lenon, Stanley...... 01/01/94   8.0350     1,400                       1,000
                     01/02/95   0.5000     1,000                       1,000
                     01/02/96   7.8250     1,000                       1,000
                     01/02/97   8.1250     5,000                       5,000

Lovernek, Bruce..... 02/17/97   6.7500       900                         900

Luperebeck, Pal..... 02/17/97   6.7500       300                         300

Misk, Lloyd......... 02/17/97   6.7500     2,000                       2,000

McCormick, William.. 02/20/93   6.3750     1,000                       5,000
                     02/17/95   6.7500     2,000                       2,000

McGulin, Cindy...... 02/17/97   6.7500       300                         300

Medan, Vaughn....... 01/17/95   7.7500     1,500                       5,000
                     02/17/97   6.7500     2,000                       2,000

McDonald, Rick...... 02/17/97   6.7500       300                         300

Olson, Leif......... 01/02/91   6.6400    10,000                      10,000
                     02/10/92   6.7500    20,000                      20,000
                     02/17/97   6.7500     3,000                       3,000

Punter, Joe......... 02/17/97   6.7500       200                         200

Patchisk, Richard... 02/17/97   6.7500     1,000                       1,000

Pescela, Sherry..... 02/20/95   5.1750     2,500                       2,500
                     02/17/97   6.7500       300                         300

Plater, Robert...... 02/17/95   7.7500     5,000                       5,000
                     02/17/97   6.7500     1,000                       1,000

Regiotta, Herb...... 02/17/97   6.7500     1,000                       1,000

Robertson, Marcus... 02/20/95   5.1750     2,500                       2,500
                     02/17/97   6.7500       300                         300

Rnww, Philip........ 12/02/91   6.1000    50,000                      50,000
                     02/10/97   6.7500    75,000                      75,000
                     12/10/97   0.6000    50,000                      50,000
                     02/17/97   6.7500     4,000                       4,000

Rouseau, James...... 08/20/95   5.2750     5,000                       5,000

Routshcn, Charles... 02/17/97   6.7500       500                         500

Schfrafer, Jess..... 02/17/97   6.7500       300                         300

Sever, John......... 01/02/94   6.6250     1,000                       1,000
                     01/20/95   6.5000     1,000                       1,000
                     01/02/96   7.6250     1,000                       1,000
                     01/02/97   6.1250     5,000                       5,000

Sheber, Ralph....... 04/20/95   7.1750     5,000                       5,000
                     02/17/97   6.7500     2,000                       2,000

                              BIOWHITTAKER, INC.
                          INDIVIDUAL GRANTEE SUMMARY
                              SUBSEQUENT OPTIONS


                                                    NUMBER OF SHARES
                        GRANT     OPTION   ------------------------------------
    GRANTEE              DATE      PRICE   GRANTED  EXTENDED CANCELED AVAILABLE
    -------             -------   -------  -------  -------- -------- ---------
(Name below this line)

Shobes, Dotte ........ 02/08/97   $0.7500      300                        300

Staples, Dudley ...... 12/11/95    0.7500    3,000                      3,000

Stengel, Jesse ....... 02/17/97    0.7500    1,000                      1,000

Frank, Joy ........... 02/17/97    0.3750    5,600                      3,000
                       02/17/97    0.7560    2,000                      2,000

Valore, Sandy ........ 02/17/97    0.7500    1,000                      1,000

Vanderhagen, Brigota . 04/20/93    0.3750    5,000                      5,000

Vehneskey, Chamber ... 04/20/93    0.3750    2,500                      2,500
                       02/17/97    0.7500    1,000                      1,000

Wilder, Thomas ....... 12/02/91    0.8000   50,000                     50,000
                       03/16/93    0.7600   75,000                     71,000
                       12/10/93    0.9000  100,000                    100,000
                       02/17/97    0.7500    9,000                      9,000

(New above this line)
-----------------------------------------------------------------------------
                                           640,100    1,111    1,333  640,000